     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2000

                                                      REGISTRATION NO. 333-32370
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                                AMENDMENT NO. 3

                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PAIN THERAPEUTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7841                              91-1911336
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                        250 EAST GRAND AVENUE, SUITE 70
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 624-8200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  REMI BARBIER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        250 EAST GRAND AVENUE, SUITE 70
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 624-8200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           MICHAEL J. O'DONNELL, ESQ.                          PETER T. HEALY, ESQ.
           MARTIN J. WATERS III, ESQ.                         O'MELVENY & MYERS LLP
        WILSON SONSINI GOODRICH & ROSATI                     EMBARCADERO CENTER WEST
            PROFESSIONAL CORPORATION                      275 BATTERY STREET, SUITE 2600
               650 PAGE MILL ROAD                          SAN FRANCISCO, CA 94111-3305
            PALO ALTO, CA 94304-1050                              (415) 984-8833
                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 11, 2000


PROSPECTUS

                                      LOGO

                                5,000,000 Shares
                                  Common Stock

--------------------------------------------------------------------------------

This is an initial public offering of 5,000,000 shares of common stock of Pain Therapeutics, Inc. No public market currently exists for our common stock. We anticipate that the initial public offering price will be between $11 and $13 per share.


We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "PTIE."
--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.
--------------------------------------------------------------------------------

                                                       PER SHARE           TOTAL
Public offering price                                   $               $
Underwriting discounts and commissions                  $               $
Proceeds, before expenses, to us                        $               $


The underwriters have an option to purchase 750,000 additional shares of common stock to cover any over-allotments of shares.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC
                           CIBC WORLD MARKETS
                                                      TUCKER ANTHONY CLEARY GULL

The date of this prospectus is                 , 2000

                               TABLE OF CONTENTS


                                PAGE
                                ----
Prospectus Summary............    1
Risk Factors..................    6
Cautionary Note On Statements
  of Our Expectations About
  Our Future Performance......   13
Use of Proceeds...............   14
Dividend Policy...............   14
Capitalization................   15
Dilution......................   16
Selected Financial Data.......   17
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations..................   18
Business......................   24



                                PAGE
                                ----
Management....................   37
Certain Relationships and
  Related Transactions........   46
Principal Stockholders........   47
Description of Capital
  Stock.......................   49
Shares Eligible for Future
  Sale........................   53
U.S. Tax Consequences to Non-
  U.S. Holders................   55
Underwriting..................   58
Legal Matters.................   61
Experts.......................   61
Where You Can Find More
  Information.................   61
Index to Financial
  Statements..................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the consolidated financial statements, before you decide to buy our common stock.

                            PAIN THERAPEUTICS, INC.


     Pain Therapeutics is developing a new generation of opioid painkillers. Opioids are drugs derived from the poppy plant. We use our technology to reformulate opioid drugs, such as morphine, into new painkillers with improved clinical benefits. We currently have four opioid painkillers in Phase II clinical trials. We believe our drugs offer enhanced pain relief, fewer adverse side effects and reduced tolerance and addiction compared to existing opioid painkillers. If approved by the Food and Drug Administration, or FDA, we believe our proprietary drugs could replace many commonly used opioid painkillers. Our product candidates are combinations of FDA-approved drugs. For this reason, we believe we may encounter fewer clinical and regulatory hurdles than if we were developing new chemical entities.


                               OPIOID PAINKILLERS

     The clinical use of opioid painkillers is widely accepted throughout the world. Despite their widespread clinical use, opioid painkillers have significant adverse side effects including respiratory depression, nausea, vomiting, dizziness, sedation, mental clouding, constipation, urinary retention and severe itching. Chronic use leads to tolerance and, potentially, addiction. Adverse side effects limit the usefulness of opioid painkillers. In many cases, patients voluntarily take less than the prescribed dosage to avoid adverse side effects. Some patients even prefer to endure pain rather than to suffer from adverse side effects. As a result, many patients are seriously under-treated and may be suffering from pain unnecessarily.

     To date, innovations in the field of opioid painkillers have largely focused on changing the convenience of opioid drugs. In contrast, we are focusing on improving clinical benefits. Based on clinical and pre-clinical data, we believe our painkillers address the shortcomings of existing opioids.

                                   OUR MARKET

     Medical economists estimate the direct and indirect costs associated with pain to be $100 billion annually in the United States. Drugs are the key element in the treatment of pain. In the United States and Western Europe, the market for pain drugs totaled nearly $12 billion in 1997. This market has grown by approximately 15% annually over the past five years. In 1999, U.S. opioid painkiller sales were approximately $2.5 billion.

                                  OUR PRODUCTS

     Each of our product candidates consists of two components: an opioid agonist, such as morphine, and a low-dose opioid antagonist, such as naltrexone or naloxone. An opioid agonist is a drug that blocks pain, and an opioid antagonist is a compound that blocks pain relief. Normally, combining an antagonist with an agonist cancels out the effects of the agonist. Studies indicate, however, that with opioids, combining a low-dose antagonist with an agonist actually improves the performance of the agonist. By combining low-dose opioid antagonists, such as naltrexone or naloxone, with opioid agonists such as morphine, we believe our drugs will:

     - enhance pain relief;

     - minimize adverse side effects; and

     - reduce tolerance and addiction.


     Clinical results from four studies involving a total of over 750 patients support our technology. For example, we recently completed a 200 patient Phase II clinical trial of our oral morphine product candidate. Results of this trial indicate that an optimal dose of our painkiller provided patients with 50% more pain relief than morphine alone during the first four hours after administration. This result is clinically meaningful with p=0.058, which means the likelihood that this result occurred by chance is less than 1 in 17.


     We have worldwide exclusive rights to our technology. We have five issued U.S. patents, one U.S. Notice of Allowance, two pending U.S. patent applications and ten corresponding pending foreign patent applications or issued patents relating to our technology.

                                  OUR STRATEGY

     Our goal is to build a speciality pharmaceutical company focused on pain management. We plan to achieve this goal by:

     - Developing products with reduced clinical and regulatory risks compared to the development of new chemical entities. We believe this approach may enable us to commercialize our drugs rapidly and cost effectively.

     - Focusing on clinical development and late-stage products. We believe this focus will enable us to generate product revenues earlier than if we were discovering new chemical entities.

     - Retaining significant rights. In general, we intend to independently develop our product candidates through late-stage clinical trials. As a result, we expect to capture a greater percentage of the profits from drug sales than we would have if we had outlicensed our drugs earlier in the development process.

     - Using our technology to develop multiple drugs for both pain and non-pain indications. We are initially focusing our efforts on developing four opioid painkillers. However, we believe our technology can be broadly applied to other indications.

     - Outsourcing key functions. We intend to outsource preclinical studies, clinical trials, formulation and manufacturing. We believe outsourcing will produce significant time savings and allow for more efficient deployment of our resources.

                               OTHER INFORMATION

     We incorporated in Delaware in May 1998. Our principal executive office is located at 250 East Grand Avenue, Suite 70, South San Francisco, California 94080. Our telephone number at this location is (650) 624-8200. Pain Therapeutics and our logo are trademarks of Pain Therapeutics, Inc. This prospectus also contains trademarks and tradenames of other parties.

                                  THE OFFERING

Common stock offered by
Pain Therapeutics, Inc. ...  5,000,000 shares

Common stock to be
  outstanding after this
  offering.................  25,827,142 shares

Use of proceeds............  Working capital and general corporate purposes, including the continued development of existing product candidates, clinical research and development, formulation and manufacturing and commercialization activities.

Proposed Nasdaq National
  Market symbol............  PTIE

     The number of shares to be outstanding after this offering is based on 20,827,142 shares outstanding as of March 31, 2000. This number excludes:

     - 1,757,970 shares of common stock issuable upon exercise of options then outstanding, at a weighted average exercise price of $0.50 per share;

     - 190,000 shares of common stock issuable upon exercise of warrants then outstanding at a weighted average exercise price of $3.53 per share;

     - 150,000 shares of series A convertible preferred stock issuable upon exercise of warrants then outstanding at an exercise price of $1.00 per share;

     - 223,800 shares of common stock then available for issuance, under our 1998 Stock Plan, as amended; and

     - 500,000 additional shares of common stock which will be available for issuance under our 2000 Employee Stock Purchase Plan immediately following the offering.

     Except as otherwise indicated, all information in this prospectus assumes:

     - the automatic conversion of all shares of series A, B and C preferred stock into an aggregate 11,108,912 shares of common stock upon completion of this offering; and

     - no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION

     You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements and related notes which are included in this prospectus. The following table presents summary financial information for Pain Therapeutics, Inc. The pro forma balance sheet data gives effect to:

     - the conversion of all of our convertible preferred and redeemable convertible preferred stock outstanding as of March 31, 2000 into 11,108,912 shares of common stock upon completion of the offering; and

     - the sale of 5,000,000 shares of common stock in the offering at an assumed initial offering price of $12 per share, after deducting estimated underwriting discounts, commissions and offering expenses.

     The summary statement of operations data for the period from May 4, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and the period from May 4, 1998 (inception) through December 31, 1999 and the summary balance sheet data as of December 31, 1999 are derived from our audited financial statements. The summary statement of operations data for the three months ended March 31, 1999 and 2000 and the period from May 4, 1998 (inception) through March 31, 2000 and the summary balance sheet data as of March 31, 2000 are derived from our unaudited financial statements.

                                   PERIOD FROM                               PERIOD FROM           THREE MONTHS ENDED
                                   MAY 4, 1998                               MAY 4, 1998               MARCH 31,
                               (INCEPTION) THROUGH      YEAR ENDED       (INCEPTION) THROUGH   --------------------------
                                DECEMBER 31, 1998    DECEMBER 31, 1999    DECEMBER 31, 1999       1999           2000
                               -------------------   -----------------   -------------------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Operating expenses
  Licensing fees.............       $ 100,000           $        --          $   100,000        $      --    $         --
  Research and development...         200,000             2,092,119            2,292,119               --       1,433,268
  General and
    administrative...........         122,168             2,567,355            2,689,523          118,257       4,619,719
                                    ---------           -----------          -----------        ---------    ------------
    Total operating
      expenses...............         422,168             4,659,474            5,081,642          118,257       6,052,987
                                    ---------           -----------          -----------        ---------    ------------
    Operating loss...........        (422,168)           (4,659,474)          (5,081,642)        (118,257)     (6,052,987)
Interest income..............          33,961               160,689              194,650           27,407         245,050
Income tax expense...........             800                   800                1,600              200             200
                                    ---------           -----------          -----------        ---------    ------------
    Net loss.................        (389,007)           (4,499,585)          (4,888,592)         (91,050)     (5,808,137)
Return to series C preferred
  shareholders for beneficial
  conversion feature.........              --                    --                   --               --     (14,231,595)
                                    ---------           -----------          -----------        ---------    ------------
Loss available to common
  shareholders...............       $(389,007)          $(4,499,585)         $(4,888,592)       $ (91,050)   $(20,039,732)
                                    =========           ===========          ===========        =========    ============
Basic and diluted loss per
  share......................       $   (0.06)          $     (0.48)                            $   (0.01)   $      (2.10)
                                    =========           ===========                             =========    ============
Weighted average shares used
  in computing basic and
  diluted loss per share.....       6,948,637             9,322,441                             9,000,000       9,528,957
                                    =========           ===========                             =========    ============

                                   PERIOD FROM
                                   MAY 4, 1998
                               (INCEPTION) THROUGH
                                 MARCH 31, 2000
                               -------------------
STATEMENT OF OPERATIONS DATA:
Operating expenses
  Licensing fees.............     $    100,000
  Research and development...        3,725,387
  General and
    administrative...........        7,309,242
                                  ------------
    Total operating
      expenses...............       11,134,629
                                  ------------
    Operating loss...........      (11,134,629)
Interest income..............          439,700
Income tax expense...........            1,800
                                  ------------
    Net loss.................      (10,696,729)
Return to series C preferred
  shareholders for beneficial
  conversion feature.........      (14,231,595)
                                  ------------
Loss available to common
  shareholders...............     $(24,928,324)
                                  ============
Basic and diluted loss per
  share......................
Weighted average shares used
  in computing basic and
  diluted loss per share.....

                                                                               AT MARCH 31, 2000
                                                                          ----------------------------
                                                                                           PRO FORMA
                                                     DECEMBER 31, 1999       ACTUAL       AS ADJUSTED
                                                     -----------------    ------------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents..........................     $ 9,339,669       $ 22,179,362    $ 76,879,362
Working capital....................................       9,095,831         21,795,444      76,495,444
Total assets.......................................       9,441,173         22,864,799      77,564,799
Series C redeemable convertible preferred
  stock(1).........................................              --         14,231,595              --
Series B redeemable convertible preferred stock....       9,703,903          9,703,903              --
Series A convertible preferred stock...............           2,660              2,660              --
Common stock.......................................           9,445              9,718          25,827
Additional paid-in capital.........................       9,367,750         17,697,759      96,319,808
Deferred compensation..............................      (4,980,180)        (8,448,370)     (8,448,370)
Deficit accumulated during the development stage...      (4,888,592)       (10,696,729)    (10,696,729)
Total stockholders' equity (deficit)...............        (563,317)        (1,558,362)     77,077,136

-------------------------
(1) See Note 7 to the Financial Statements

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the events described in the following risks actually occurs, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

OUR BRIEF OPERATING HISTORY MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE THE SUCCESS OF OUR BUSINESS TO DATE AND TO ASSESS ITS FUTURE VIABILITY.

     We were founded in May 1998 and we are still in the development stage. Our operations to date have been limited to organizing and staffing our company, acquiring, developing and securing our technology and undertaking preclinical studies and clinical trials. We have not yet demonstrated our ability to obtain regulatory approval, formulate and manufacture product or conduct sales and marketing activities. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR SUBSTANTIAL LOSSES AND NEGATIVE OPERATING CASH FLOWS FOR THE FORESEEABLE FUTURE.

     Since our inception, we have incurred significant net losses, including net losses of $389,000 in the period from May 4, 1998 (inception) through December 31, 1998, $4.5 million in the year ended December 31, 1999 and $5.8 million in the three months ended March 31, 2000. As a result of ongoing operating losses, we had an accumulated deficit of $10.7 million as of March 31, 2000. We are not currently profitable. Even if we succeed in developing and commercializing one or more of our drugs, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

     - continue to undertake preclinical and clinical trials for our product candidates;

     - seek regulatory approvals for our product candidates;

     - develop, formulate, manufacture and commercialize our drugs;

     - implement additional internal systems and infrastructure; and

     - hire additional personnel.

     We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop and commercialize our products, we will not be able to generate such revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the market price of our common stock.

IF WE CANNOT RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO COMPLETE PLANNED CLINICAL TRIALS OF ANY OF OUR PRODUCT CANDIDATES.

     Until we receive regulatory approval and commercialize one or more of our products, we will have to fund all of our operations and capital expenditures from the net proceeds of this offering and cash on hand. We expect that the assumed net proceeds of 54.7 million from this offering and cash on hand will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However, if we experience unanticipated cash requirements, we may need to raise additional funds much sooner and additional financing may not be available on favorable terms, if at all. Even if we succeed in selling additional equity securities to raise funds, our existing stockholders' ownership percentage would be reduced and new investors may demand rights, preferences or privileges senior to those of existing stockholders. If we do not succeed in raising additional funds, we may be unable to complete planned clinical trials or obtain FDA approval of our product candidates, and we could be forced to discontinue product development, reduce sales and marketing efforts and forego attractive business opportunities.

IF WE ARE UNABLE TO DESIGN, CONDUCT AND COMPLETE CLINICAL TRIALS SUCCESSFULLY, WE WILL NOT BE ABLE TO SUBMIT A NEW DRUG APPLICATION TO THE FDA.


     In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a New Drug Application, or NDA, which demonstrates that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Our four product candidates are still in the early stages of clinical trials and we will have to commit substantial time and additional resources to conducting further pre-clinical and clinical studies in several types of pain before we can submit NDAs with respect to any of these product candidates. Our first clinical trials for our PTI-555, PTI-501 and PTI-601 product candidates were completed only recently, in the past six months. We intend to continue to conduct Phase II trials for these and our PTI-701 product candidate. We will not be able to proceed to Phase III trials for any product candidate until we determine appropriate dosages, submit such data to the FDA and obtain FDA approval to begin phase III studies. Our other product candidates are at a much earlier stage of development and will require extensive pre-clinical testing before we can make any decision to proceed to clinical trials. In addition, before we can commence human clinical trials of these product candidates, we will have to submit an Investigational New Drug, or IND, application to the FDA.



     Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our four leading product candidates will take a minimum of three years to complete and may take longer. If we or the FDA believe the participating patients are being exposed to unacceptable health risks, we would have to suspend our clinical trials. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon clinical trials or to repeat clinical studies.


     Even if our clinical trials are completed as planned, their results may not support our product claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. Such failure would cause us to abandon a product candidate and may delay development of other product candidates.

IF WE FAIL TO OBTAIN THE NECESSARY REGULATORY APPROVALS, WE WILL NOT BE ALLOWED TO COMMERCIALIZE OUR DRUGS AND WILL NOT GENERATE PRODUCT REVENUES.

     Satisfaction of all regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product candidate and requires the expenditure of substantial resources for research and development and testing. Our research and clinical approaches may not lead to drugs that the FDA considers safe for humans and effective for indicated uses. The FDA may require us to conduct additional clinical testing or to commit to perform post-marketing studies, in which cases we would have to expend additional unanticipated time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review.


     Even if we comply with all FDA requests, the FDA may ultimately deny one or more of our NDAs, and we may never obtain regulatory approval for any of our product candidates. If we fail to achieve regulatory approval of any of our leading product candidates we will have fewer saleable products and corresponding profit revenues. Even if we receive regulatory approval of our products, such approval may involve limitations on the indicated uses for which we may market our products. Further, later discovery of previously unknown problems could result in additional regulatory restrictions, including withdrawal of products.


     In foreign jurisdictions, we must receive marketing authorizations from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

IF OUTSIDE RESEARCHERS FAIL TO DEVOTE SUFFICIENT TIME AND RESOURCES TO OUR DRUG DEVELOPMENT PROGRAMS, OR IF THEIR PERFORMANCE IS SUBSTANDARD, THE SUBMISSION OF OUR FDA APPLICATIONS AND OUR PRODUCT INTRODUCTIONS MAY BE DELAYED.

     We depend on independent investigators and collaborators, such as universities and medical institutions, to conduct our clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our FDA applications and our introductions of new drugs will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If outside collaborators assist our competitors at our expense, our competitive position could be harmed.

IF THIRD-PARTY MANUFACTURERS OF OUR PRODUCT CANDIDATES FAIL TO DEVOTE SUFFICIENT TIME AND RESOURCES TO OUR CONCERNS, OR IF THEIR PERFORMANCE IS SUBSTANDARD, OUR CLINICAL TRIALS AND PRODUCT INTRODUCTIONS MAY BE DELAYED AND OUR COSTS MAY RISE.

     We have no manufacturing facilities and no experience in drug formulation or manufacturing. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently rely on a single contract manufacturer to supply, store and distribute drug supplies for our clinical trials. Our reliance on a single third-party manufacturer exposes us to the following risks, any of which could delay our clinical trials, the approval of our product candidates by the FDA, or the commercialization of our products, result in higher costs or deprive us of potential product revenues:

     - Contract manufacturers often encounter difficulties in achieving volume production, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, our manufacturer might not be able to meet our clinical schedules.

     - Switching manufacturers may be difficult because the number of potential manufacturers is limited. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all.

     - Our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products.

     - Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency, or DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers' compliance with these regulations and standards.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OUR COMPETITORS COULD DEVELOP AND MARKET PRODUCTS WITH SIMILAR FEATURES THAT MAY REDUCE DEMAND FOR OUR PRODUCTS.

     Our success, competitive position and potential future revenues will depend in part on our ability to protect our intellectual property. If either we or Albert Einstein College of Medicine fails to file, prosecute or maintain any of our existing patents, our competitors could market products that contain features and clinical benefits similar to those of our products, and demand for our products could decline as a result. We intend to file additional patent applications relating to our technology, products and processes. We may direct Albert Einstein College of Medicine to file additional patent applications relating to the licensed technology or we may do so ourselves. However, our competitors may challenge, invalidate or circumvent any of these or future patents. These patents may also fail to provide us with meaningful competitive advantages.


     We expect that we will rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of our products or know-how or require us to license such information and pay significant fees or royalties in order to produce our products. Moreover, our technology could infringe upon claims of patents owned by others. If we were found to be infringing on a patent held by another, we might have to seek a license to use the patented technology. In that case, we might not be able to obtain such a license on terms acceptable to us, or at all. If a legal action were to be brought against us or our licensors, we could incur substantial defense costs, and any such action might not be resolved in our favor. If such a dispute were to be resolved against us, we could have to pay the other party large sums of money and our use of our technology and the testing, manufacture, marketing or sale of one or more of our proposed products could be restricted or prohibited.


COMPETITION FOR QUALIFIED PERSONNEL IN THE PHARMACEUTICAL INDUSTRY IS INTENSE, AND IF WE ARE NOT SUCCESSFUL IN ATTRACTING AND RETAINING QUALIFIED PERSONNEL, WE COULD EXPERIENCE DELAYS IN COMPLETING NECESSARY CLINICAL TRIALS AND THE REGULATORY APPROVAL PROCESS OR IN FORMULATING, MANUFACTURING, MARKETING AND SELLING OUR POTENTIAL PRODUCTS.


     We will need to hire additional qualified personnel with expertise in clinical research, preclinical testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the San Francisco Bay area, is intense, and our search for such personnel may not be successful. Attracting and retaining qualified personnel will be critical to our success.


THE DEA LIMITS THE AVAILABILITY OF THE ACTIVE INGREDIENTS IN OUR CURRENT PRODUCT CANDIDATES AND, AS A RESULT, OUR QUOTA MAY NOT BE SUFFICIENT TO COMPLETE CLINICAL TRIALS OR MEET COMMERCIAL DEMAND.

     The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. The active ingredients in our current product candidates, including morphine and hydrocodone, are listed by the DEA as Schedule II or III substances under the Controlled Substances

Act of 1970. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription. Furthermore, the amount of Schedule II substances we can obtain for clinical trials and commercial distribution is limited by the DEA and our quota may not be sufficient to complete clinical trials or meet commercial demand. There is a risk that DEA regulations may interfere with the supply of the drugs used in our clinical trials, and in the future, our ability to produce and distribute our products in the volume needed to meet commercial demand.



WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT TESTING OF OUR PRODUCTS IN RESPONSE TO PRODUCT LIABILITY LAWSUITS.



     The testing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit testing of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.


DEVELOPMENTS BY COMPETITORS MAY RENDER OUR PRODUCTS OR TECHNOLOGIES OBSOLETE OR NON-COMPETITIVE.

     Alternative technologies and products are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or are awaiting approval from the FDA. Such alternatives include Elan's SNX-111, as well as combination products from Endo Pharmaceuticals. In addition, companies that sell generic opioid drugs represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

RISKS RELATED TO THE OFFERING

OUR STOCK PRICE COULD BE VOLATILE WHICH MAY LEAD TO LOSSES BY INVESTORS.


     An active public market for our common stock may not develop or be sustained after this offering. We will determine the initial public offering price of our common stock based on negotiations between the representatives of the underwriters and our management concerning the valuation of our common stock, and such price may not be indicative of future market prices. The public market may not agree with or accept this valuation. After this offering, you may not be able to resell your shares at or above the initial public offering price. The trading price of our common stock is likely to be volatile.


     The stock market in general, and the market prices for securities of biotechnology companies in particular, has experienced extreme volatility and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

     - publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

     - announcements of technological innovations or new commercial products by our competitors or us;

     - developments concerning proprietary rights, including patents;

     - developments concerning our collaborations;

     - regulatory developments in the United States and foreign countries;

     - litigation;

     - economic or other crises and other external factors; or

     - period to period fluctuations in our financial results.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. Due to the expected volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PERSONS AFFILIATED WITH OUR DIRECTORS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS ON CORPORATE GOVERNANCE ISSUES.

     We anticipate that our executive officers, directors and individuals or entities affiliated with our directors will beneficially own approximately 41% of our outstanding common stock as a group after this offering closes. Acting together, these stockholders would be able to exercise significant influence over all matters that our stockholders vote upon, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of the stockholders.


THE PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW WILL INHIBIT POTENTIAL ACQUISITION BIDS THAT A STOCKHOLDER MAY BELIEVE ARE DESIRABLE, AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER AS A RESULT.


     Upon completion of this offering, our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.


     Our charter documents contain the following anti-takeover devices:


     - only one of the three classes of directors is elected each year;

     - the ability of our stockholders to remove directors without cause is limited;

     - the right of stockholders to act by written consent has been eliminated;

     - the right of stockholders to call a special meeting of stockholders has been eliminated; and

     - a requirement of advance notice to nominate directors or submit proposals for consideration at stockholder meetings.


     We will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulate corporate acquisitions. Delaware law will prevent us from engaging, without the approval of our board of directors or a large majority of our stockholders, in transactions with any stockholder who controls, alone or together with affiliates, 15% or more of our outstanding common stock for three years following the date on which the stockholder first acquired 15% or more of our outstanding common stock. Although we may opt out of these anti-takeover provisions, we do not intend to do so.



     The anti-takeover provisions of our charter documents and of the Delaware General Corporation Law are likely to discourage potential acquisition proposals and delay or prevent a change in control transaction. In addition, they are likely to discourage others from making tender offers for our common stock. As a result, these provisions could prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions could also prevent changes in our management.


FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Sales of a substantial number of shares of our common stock after this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. After this offering, based upon the number of shares outstanding at March 31, 2000, we will have 25,827,142 shares of our common stock outstanding. All of the shares sold in the offering will be freely transferable without restriction or further registration, except for any shares purchased by our "affiliates," as defined in Rule 144. 20,969,091 shares of common stock outstanding after this offering will be subject to lock up agreements between our shareholders and Thomas Weisel Partners LLC restricting the sale of these shares for 180 days after the date of this prospectus. In addition, these shares are "restricted securities" as defined in Rule 144 and may be sold in absence of registration in accordance with Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION BECAUSE THE NET TANGIBLE BOOK VALUE OF SHARES PURCHASED IN THIS OFFERING WILL BE SUBSTANTIALLY LOWER THAN THE INITIAL PUBLIC OFFERING PRICE.

     The initial public offering price of the shares of common stock in this offering will significantly exceed the net tangible book value per share of our common stock. Any shares of common stock that investors purchase in this offering will have a post-closing net tangible book value per share of $9.02 per share less than the initial public offering price paid, assuming an initial public offering price per share of $12 and based on our pro forma net tangible book value as of March 31, 2000. If outstanding options or warrants are exercised, you will incur additional dilution.

               CAUTIONARY NOTE ON STATEMENTS OF OUR EXPECTATIONS


                          ABOUT OUR FUTURE PERFORMANCE



     This prospectus contains statements of our expectations about our future performance under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere. These statements include statements about the following:


     - anticipated operating losses and capital expenditures;

     - our clinical development efforts;

     - the success of our technology;

     - the timing of regulatory processes for our product candidates;

     - the future growth of markets for our products;

     - our intention to rely on third parties for key functions such as formulation and manufacturing and sales and marketing;

     - anticipated increases in our expenses;

     - the sufficiency of the net proceeds of this offering, together with our cash on hand, to fund our operations for the next 12 months; and

     - the lack of a material impact of the adoption of Statement of Financial Accounting Standards No. 133 and Financial Accounting Standards Board Interpretation No. 44, which is discussed in detail under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Pronouncements."


     The words believe, anticipate, estimate, expect, seek, intend, may, will, plan and similar expressions are generally intended to identify statements of our expectations about our future performance. The matters discussed in these statements are subject to known and unknown risks and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from the results, performance or achievements expressed or implied by the statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." You should not place undue reliance on statements of our expectations about our future performance.


     Market data and forecasts used in this prospectus, including, for example, estimates of the size and growth rates of the pain management market, have been obtained from independent industry sources, and we have not independently verified such data.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the shares of common stock we are offering are estimated to be $54.7 million ($63.1 million if the underwriters exercise their over-allotment option in full) assuming a public offering price of $12 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses.

     We will retain broad discretion in the allocation of the net proceeds of this offering. We currently anticipate using the net proceeds from this offering for working capital and general corporate purposes, including the continued development of existing product candidates, clinical research and development, formulation and manufacturing and commercialization activities. We may also, as opportunities arise, use a portion of the net proceeds to acquire or invest in businesses, products or technologies that are complementary to our own. While we periodically engage in preliminary discussions with respect to acquisitions, we are not currently a party to any agreements or commitments, and we have no understandings with respect to any acquisitions.

     The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including:

     - the size, scope and progress of our product candidate development efforts;

     - regulatory approvals;

     - competition;

     - market acceptance of any of our drugs;

     - marketing and sales activities;

     - future revenue growth, if any; and

     - the amount of cash, if any, we generate from operations.


     The precise uses to which we will apply the net proceeds of this offering will be selected by management, under the supervision of our board of directors, in light of future circumstances and our business prospects. Pending the use of the net proceeds, we intend to invest the net proceeds primarily in short-term, investment grade, interest bearing U.S. government securities.


                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend on our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000. This table should be read in conjunction with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus. This information is presented:

     - on an actual basis derived from our financial statements;

     - on a pro forma basis to give effect to the conversion of all of our convertible preferred and redeemable convertible preferred stock outstanding as of March 31, 2000 into 11,108,912 shares of common stock upon completion of the offering;

     - on a pro forma as adjusted basis to give effect to the sale of 5,000,000 shares of common stock in the offering at an assumed initial offering price of $12 per share, after deducting estimated underwriting discounts, commissions and offering expenses, and our amended and restated certificate of incorporation to be filed upon closing of this offering.

                                                                          AS OF MARCH 31, 2000
                                                              --------------------------------------------
                                                                                               PRO FORMA
                                                                 ACTUAL        PRO FORMA      AS ADJUSTED
                                                              ------------   -------------   -------------
Redeemable convertible preferred stock, $0.001 par value:
Series C, 3,200,000 shares authorized and 3,044,018 issued
  and outstanding actual; none issued and outstanding, pro
  forma and pro forma as adjusted (See Note 7 to the
  Financial Statements).....................................    14,231,595             --              --
Series B, 5,405,405 shares authorized, issued and
  outstanding actual; none issued and outstanding pro forma
  and pro forma as adjusted.................................  $  9,703,903   $         --    $         --
                                                              ------------   ------------    ------------
         Total redeemable convertible preferred stock.......    23,935,498             --              --
                                                              ------------   ------------    ------------
Stockholders' equity:
Convertible preferred stock: series A, $0.001 par value;
  3,500,000 shares authorized and 2,659,489 issued and
  outstanding actual; none issued and outstanding pro forma
  and pro forma as adjusted.................................         2,660             --              --
Preferred stock 10,000,000 shares authorized, none issued
  and outstanding pro forma as adjusted.....................            --             --              --
Common stock, $0.001 par value; 22,000,000 shares
  authorized, 9,718,230 shares issued and outstanding
  actual; 20,827,142 shares issued and outstanding pro
  forma; 120,000,000 shares authorized, 25,827,142 issued
  and outstanding pro forma as adjusted.....................         9,718         20,827          25,827
Additional paid-in-capital..................................    17,697,759     41,624,808      96,319,808
Deferred compensation.......................................    (8,448,370)    (8,448,370)     (8,448,370)
Notes receivable............................................      (123,400)      (123,400)       (123,400)
Deficit accumulated during the development stage............   (10,696,729)   (10,696,729)    (10,696,729)
                                                              ------------   ------------    ------------
         Total stockholders' equity (deficit)...............    (1,558,362)    22,377,136      77,077,136
                                                              ------------   ------------    ------------
         Total capitalization...............................  $ 22,377,136   $ 22,377,136    $ 77,077,136
                                                              ============   ============    ============

-------------------------
     The data in the table above excludes:

     - 1,757,970 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000, at a weighted average exercise price of $0.50 per share;

     - 223,800 shares of common stock available for issuance at March 31, 2000, under our 1998 Stock Plan, as amended;

     - 70,000 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at an exercise price of $1.00 per share;

     - 150,000 shares of series A convertible preferred stock issuable upon exercise of warrants outstanding at March 31, 2000 at an exercise price of $1 per share; and

     - 120,000 shares of common stock issuable upon exercise of warrants issued in conjunction with the February 2000 sale of series C redeemable convertible preferred stock at an exercise price of $5 per share.

     See Notes 3 and 7 to the Financial Statements.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of March 31, 2000 was $22,377,136, or $1.07 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at March 31, 2000 and assumes the conversion of all outstanding shares of preferred stock into an aggregate 11,108,912 shares of common stock automatically upon completion of this offering.

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to the sale of the shares of our common stock in this offering at an assumed public offering price of $12 per share, after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2000 would have been $77,077,136, or $2.98 per share. This represents an immediate increase in pro forma net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $9.02 per share to new investors, or approximately 75% of the assumed offering price of $12 per share. The following table illustrates this per share dilution:

Assumed offering price per share............................          $12.00
  Pro forma net tangible book value per share at March 31,
     2000...................................................  $1.07
  Increase per share attributable to new investors..........   1.91
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................            2.98
                                                                      ------
Dilution per share to new investors.........................          $ 9.02
                                                                      ======

     If the underwriters exercise their over-allotment option in full, the pro forma and as adjusted net tangible book value per share to existing stockholders will be $3.22 per share, the increase in the net tangible book value per share to existing stockholders will be $2.15 per share and the dilution in net tangible book value to new investors will be $8.78 per share.

     The following table summarizes, on a pro forma basis as of March 31, 2000 after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors before deducting the underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $12 per share:


                                            SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                          --------------------   ---------------------     PRICE
                                            NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                          ----------   -------   -----------   -------   ---------
Existing stockholders...................  20,827,142       81%   $26,730,539       31%    $ 1.28
New investors...........................   5,000,000       19     60,000,000       69%    $12.00
                                          ----------    -----    -----------   ------
  Total.................................  25,827,142    100.0%   $86,730,539    100.0%
                                          ==========    =====    ===========   ======


     The foregoing discussion assumes no exercise of any stock options or warrants to purchase common stock outstanding as of March 31, 2000. As of March 31, 2000, there were options and warrants outstanding to purchase 2,097,970 shares of common stock at a weighted average exercise price of $0.81 per share. To the extent any of these options are exercised, there will be further dilution to investors. In addition, there were 223,800 shares available for issuance upon the exercise of options which may be granted under our 1998 stock plan, as amended after March 31, 2000.

                            SELECTED FINANCIAL DATA


     The selected statement of operations data for the period from May 4, 1998 (inception) through December 31, 1998, for the year ended December 31, 1999 and the period from May 4, 1998 (inception) through December 31, 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements and notes appearing elsewhere in this prospectus. The selected statements of operations data for the three months ended March 31, 1999 and 2000 and for the period from May 4, 1998 (inception) through March 31, 2000, and the selected balance sheet data as of March 31, 2000 are derived from our unaudited financial statements appearing elsewhere in this prospectus which reflect, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods and the financial condition as of that date. Historical results are not necessarily indicative of results that may be expected for any future period. You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 and the financial statements and related notes beginning on page F-1.

                                   PERIOD FROM                               PERIOD FROM           THREE MONTHS ENDED
                                   MAY 4, 1998                               MAY 4, 1998               MARCH 31,
                               (INCEPTION) THROUGH      YEAR ENDED       (INCEPTION) THROUGH   --------------------------
                                DECEMBER 31, 1998    DECEMBER 31, 1999    DECEMBER 31, 1999       1999           2000
                               -------------------   -----------------   -------------------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Licensing fees.............       $ 100,000           $        --          $   100,000        $      --    $         --
  Research and development...         200,000             2,092,119            2,292,119               --       1,433,268
  General and
    administrative...........         122,168             2,567,355            2,689,523          118,257       4,619,719
                                    ---------           -----------          -----------        ---------    ------------
    Total operating
      expenses...............         422,168             4,659,474            5,081,642          118,257       6,052,987
                                    ---------           -----------          -----------        ---------    ------------
    Operating loss...........        (422,168)           (4,659,474)          (5,081,642)        (118,257)     (6,052,987)
Interest income..............          33,961               160,689              194,650           27,407         245,050
Income tax expense...........             800                   800                1,600              200             200
                                    ---------           -----------          -----------        ---------    ------------
    Net loss.................        (389,007)           (4,499,585)          (4,888,592)         (91,050)     (5,808,137)
Return to series C preferred
  shareholders for beneficial
  conversion feature.........              --                    --                   --               --     (14,231,595)
                                    ---------           -----------          -----------        ---------    ------------
Loss available to common
  shareholders...............       $(389,007)          $(4,499,585)         $(4,888,592)       $ (91,050)   $(20,039,732)
                                    =========           ===========          ===========        =========    ============
Basic and diluted loss per
  share......................       $   (0.06)          $     (0.48)                            $   (0.01)   $      (2.10)
                                    =========           ===========                             =========    ============
Weighted average shares used
  in computing basic and
  diluted loss per share.....       6,948,637             9,322,441                             9,000,000       9,528,957
                                    =========           ===========                             =========    ============

                                   PERIOD FROM
                                   MAY 4, 1998
                               (INCEPTION) THROUGH
                                 MARCH 31, 2000
                               -------------------
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Licensing fees.............     $    100,000
  Research and development...        3,725,387
  General and
    administrative...........        7,309,242
                                  ------------
    Total operating
      expenses...............       11,134,629
                                  ------------
    Operating loss...........      (11,134,629)
Interest income..............          439,700
Income tax expense...........            1,800
                                  ------------
    Net loss.................      (10,696,729)
Return to series C preferred
  shareholders for beneficial
  conversion feature.........      (14,231,595)
                                  ------------
Loss available to common
  shareholders...............     $(24,928,324)
                                  ============
Basic and diluted loss per
  share......................
Weighted average shares used
  in computing basic and
  diluted loss per share.....

     See Note 1 of Notes to Financial Statements for an explanation of the determination of the weighted-average common shares used to compute basic and diluted loss per share.

                                                                     DECEMBER 31,
                                                              --------------------------     MARCH 31,
                                                                 1998           1999           2000
                                                              -----------    -----------    -----------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 2,333,512    $ 9,339,669    $22,179,362
Working capital.............................................    2,264,038      9,095,831     21,795,444
Total assets................................................    2,382,600      9,441,173     22,864,799
Series C redeemable convertible preferred stock(1)..........           --             --     14,231,595
Series B redeemable convertible preferred stock.............           --      9,703,903      9,703,903
Series A convertible preferred stock........................        2,660          2,660          2,660
Common stock................................................        9,000          9,445          9,718
Additional paid-in-capital..................................    2,686,839      9,367,750     17,697,759
Deferred compensation.......................................           --     (4,980,180)    (8,448,370)
Deficit accumulated during the development stage............     (389,007)    (4,888,592)   (10,696,729)
Total stockholders' equity (deficit)........................    2,274,492       (563,317)    (1,558,362)

(1) See Note 7 to the Financial Statements

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Risk Factors" and "Cautionary Note on Forward-Looking Statements."

OVERVIEW


     Pain Therapeutics is engaged in the development of a new generation of opioid painkillers. We use our technology to reformulate opioid drugs, such as morphine, into new painkillers with improved clinical benefits. We currently have four opioid painkillers in Phase II clinical trials. We believe our drugs offer enhanced pain relief, fewer adverse side effects and reduced tolerance and addiction compared to existing opioid painkillers.


     We have yet to generate any revenues from product sales. We have not been profitable and, since our inception, we have incurred a cumulative deficit of approximately $10.7 million through March 31, 2000. These losses have resulted principally from costs incurred in connection with research and development activities, including costs of clinical trials associated with our four product candidates and general and administrative expenses.

     Product revenue will depend on our ability to receive regulatory approvals for, and successfully market, our product candidates. In the event that our development efforts result in regulatory approval and successful commercialization of our product candidates, we will generate revenue from direct sales of our products and/or, if we license our products to future collaborators, from the receipt of license fees and royalties from licensed products.

     Sources of revenue for the foreseeable future may also include payments from potential collaborative arrangements, including license fees, funded research payments and milestone payments and royalties based on revenues received from products commercialized under such arrangements.

     We expect to incur additional operating losses for the next several years. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

     - continue to undertake preclinical and clinical trials for our product candidates;

     - seek to obtain regulatory approvals for our product candidates;

     - develop, manufacture and market our product candidates and products;

     - implement additional internal systems and infrastructure; and

     - hire additional personnel.

Deferred Non-Cash Compensation

     During the three month period ended March 31, 2000 and the year ended December 31, 1999 we granted stock options to employees and non-employee consultants for which we recorded deferred compensation of approximately $4.7 million and $6.5 million, respectively. No options were granted in 1998.

     For employees, deferred compensation represents the difference between the exercise price of the option and the fair value of our common stock on the date of grant in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. For non-employees, deferred compensation is recorded at the fair value of the options granted in accordance with Statement of Financial Accounting Standards No. 123 and Emerging Issues Task Force No. 96-18.

     Compensation expense is being recognized over the vesting period for employees and the service period for non-employees in accordance with Financial Accounting Standards Board Interpretation No. 28 as that methodology most closely approximates the way in which our options are earned by the option holder. For the three month period ended March 31, 2000 and the year ended December 31, 1999, amounts amortized to the statement of operations as compensation expense for both employees and non-employees totalled $1.2 million and $1.5 million, respectively.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

Licensing Fees


     In May 1998, we entered into an exclusive, worldwide license agreement with Albert Einstein College of Medicine for all patents and pending patent applications relating to low-dose opioid antagonist technology. Pursuant to the terms of the license agreement, in 1998 we paid Albert Einstein College of Medicine a one-time licensing fee of $100,000. In addition, we have paid Albert Einstein College of Medicine three of four research payments which in the aggregate total $600,000, including $200,000 paid in each of the years ended December 31, 1999 and 1998. We are also required to make milestone payments to Albert Einstein College of Medicine upon the achievement of certain regulatory and clinical events. In the aggregate these success based milestone payments may total up to $5,000,000, including amounts due upon receipt of our first drug approval in the U.S. and in specified foreign countries. Finally, we must pay Albert Einstein College of Medicine royalties based on a percentage of net sales of our products. If a product is combined with a drug or other substance for which we are paying an additional royalty, the royalty rate we pay to Albert Einstein College of Medicine is generally reduced by one-half of the amount of such additional royalty. We have charged the licensing fee payment to licensing fees in accordance with Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs, as this technology has no alternative future use. No such payments were made during the three month periods ended March 31, 2000 and 1999.


Research and Development


     Research and development expense consists of drug development work associated with product candidates, including costs of clinical trials and clinical supplies, and research payments to the Albert Einstein College of Medicine. Research and development expenses were $1.4 million for the three months ended March 31, 2000. For the three months ended March 31, 1999 no research and development expenses were incurred as clinical trial activity was initiated during the second quarter of 1999.


General and Administrative

     General and administrative expense consists primarily of amortization of deferred compensation for options granted to employees and consultants, charges resulting from stock issuances pursuant to restricted stock purchase agreements, salaries and related benefit costs, facilities expenses, consulting and professional services expenses, travel and other general corporate expenses. General and administrative expenses increased to $4.6 million for the three months ended March 31, 2000 from $118,000 for the three months ended March 31, 1999. This increase was primarily attributable to the hiring of additional personnel and related expenses, the amortization of deferred compensation, charges resulting from stock issuances pursuant to restricted stock purchase agreements and increased consulting and professional services expenses. There will be future non-cash charges for options granted to employees and consultants.

Interest Income

     Interest income increased to approximately $245,000 for the three months ended March 31, 2000 from $27,000 for the period ended March 31, 1999. This increase resulted from higher average balances of cash and cash equivalents following the sale of our series B and series C redeemable convertible preferred stock.

Return to Series C Preferred Stockholders for Beneficial Conversion Feature

     We determined that our series C preferred stock was issued with a beneficial conversion feature. The beneficial conversion feature has been recognized by allocating a portion of the preferred stock proceeds equal to the intrinsic value of that feature, limited to the net proceeds received (approximately $14.2 million), to additional paid-in capital. The intrinsic value is calculated at the date of issue as the difference between the conversion price of the preferred stock and the fair value of our common stock, into which the preferred stock is convertible, multiplied by the number of common shares into which the preferred stock is convertible, limited to the net proceeds received. As our series C preferred stock is convertible into common stock at the option of the holder, at the issuance date of the preferred stock the entire $14.2 million discount resulting from the allocation of proceeds to the beneficial conversion feature has been treated as a dividend and recognized as a return to the preferred stockholders for purposes of computing basic and diluted loss per share in the three months ended March 31, 2000.

YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM MAY 4, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Licensing Fees

     The licensing fee payments made pursuant to the terms of the license agreement with the Albert Einstein College of Medicine have been charged to licensing fees in accordance with Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs, as this technology has no alternative future use.

Research and Development

     Research and development expenses increased to $2.1 million for the year ended December 31, 1999 from $200,000 for the period ended December 31, 1998. This increase was attributable to the initiation of clinical trials during 1999.

General and Administrative

     General and administrative expenses increased to $2.6 million for the year ended December 31, 1999 from $122,000 for the period ended December 31, 1998. This increase was primarily attributable to the hiring of additional personnel, the amortization of deferred compensation, increased professional services expenses and the longer period over which general corporate expenses were incurred in 1999. There will be future non-cash charges for options granted to employees and consultants.

Interest Income

     Interest income increased to approximately $161,000 for the year ended December 31, 1999 from $34,000 for the period ended December 31, 1998. This increase resulted from higher average balances of cash and cash equivalents following the sale of our series B redeemable convertible preferred stock.

Income Taxes

     We have incurred net operating losses since inception and, consequently, have not recorded any federal or state income taxes other than the minimum California state franchise tax. Our deferred tax assets primarily consist of net operating loss carryforwards and research and development tax credits. We have recorded a valuation allowance for the full amount of our deferred tax asset as the future realization of the tax benefit is not assured.

     As of December 31, 1999, we had net operating loss carryforwards of approximately $3.3 million for federal and state income tax purposes. These federal and state tax loss carryforwards are available to reduce future taxable income. If not utilized, the net operating loss carryforwards expire at various dates through 2019 for federal purposes and 2006 for state purposes. Annual limitations may result in the expiration of net operating loss and credit carry forwards before they are used. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily from the net proceeds generated from sales of our preferred stock. Through the date of this filing we have received total net proceeds of approximately $27.5 million from the sales of:

     - an aggregate 2,659,489 shares of our series A convertible preferred stock in August and October 1998 raising total net proceeds of approximately $2.6 million;

     - an aggregate 5,405,405 shares of our series B redeemable convertible preferred stock in October and November 1999 raising total net proceeds of approximately $9.7 million; and

     - an aggregate 3,044,018 shares of our series C redeemable convertible preferred stock in February 2000 raising total net proceeds of approximately $15.2 million. We have allocated approximately $14.2 million of these proceeds to a beneficial conversion feature which we have treated as a dividend to the preferred shareholders.

     All of these shares of preferred stock will convert 1-for-1 into common stock upon completion of this offering. As of the date of this offering, there are warrants outstanding to purchase a total of 190,000 shares of our common stock at a weighted average exercise price of $3.53 per share and 150,000 shares of our series A convertible preferred stock at an exercise price of $1.

     As of March 31, 2000, cash and cash equivalents were $22.2 million, up from $9.3 million at the end of 1999 and $2.3 million at the end of 1998.

     For the three months ended March 31, 2000 we used approximately $1.8 million of cash for operations principally as a result of the net loss of $5.8 million offset by non-cash compensation of approximately $1.2 million, non-cash charges resulting from stock issuances pursuant to restricted stock purchase agreements of $2.6 million and the increase in accounts payable of $187,000. In the year ended December 31, 1999 we used approximately $2.7 million of cash for operations principally as a result of the net loss of $4.5 million offset by non-cash compensation of approximately $1.5 million and the increase in accounts payable of $162,000. We used approximately $300,000 of cash for operations in the 1998 period.

     Our investing activities used cash of approximately $83,000 in the three months ended March 31, 2000. For the year ended December 31, 1999 our investing activities used cash of approximately $39,000 compared to approximately $11,000 in the 1998 period. These activities consisted of purchases of property and equipment. We expect to continue to make investments in our infrastructure, including the purchase of property and equipment to support our operations.

     Financing activities provided cash of $14.7 million in the three months ended March 31, 2000. Our financing activities in the year ended December 31, 1999 and for the period ended December 31, 1998 generated approximately $9.7 million and $2.7 million, respectively. These amounts are primarily from the private sales of preferred stock. The 2000 period also includes approximately $460,000 of deferred charges related to our initial public offering. Our series B and C redeemable convertible preferred stock have redemption features that may require us to make cash payments in the absence of certain events at set future dates in amounts equal to their purchase price plus unpaid, declared dividends.


     We currently occupy approximately 3,250 square feet of leased space, for which the operating lease expires in September 2000. We are in negotiations to lease approximately 10,000 square feet of new office space in South San Francisco, California, as well as separate negotiations to extend the expiration date of our current lease through December 2000. The combination of our need for additional square footage and increased rents in the San Francisco Bay Area will likely result in a significantly higher occupancy expense going forward.


     We expect our cash requirements to increase significantly in 2000, as we continue our research and development efforts, hire and expand our product development personnel, grow our administrative support activities and expand our leased facilities. Additionally, as our clinical development efforts grow we anticipate a significant cash requirement for working capital growth, capital expenditures and investment in infrastructure. The amount and timing of cash requirements will depend on regulatory and market acceptance of our products, if any, and the resources we devote to researching and developing, formulating, manufacturing, commercializing and supporting our products. We believe that the net proceeds from this offering together with our current cash and cash equivalents should be sufficient to fund our operations for at least the next 12 months. However, we may require additional financing within this timeframe and such additional funding, if needed, will may not be available on terms acceptable to us or at all. Further, any additional equity financing may be dilutive to current stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on our financial position, results of operations or cash flows.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation. This Interpretation clarifies the application of APB Opinion No. 25, Accounting for Stock Issued to Employees and is generally effective July 1, 2000, with certain conclusions in this Interpretation covering specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. Management believes the adoption of FIN No. 44 will not have a material impact on our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the value of the investment to fluctuate. For example, if we purchase a security that was issued with a fixed interest rate and the prevailing interest rate later rises, the value of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities including commercial paper, money market funds and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of March 31, 2000, we neither had any holdings of derivative financial or commodity instruments, nor any foreign currency denominated transactions, and all of our cash and cash equivalents were in money market and checking funds.

     Our series B and C redeemable convertible preferred stock is carried at its redemption value which approximates fair value and it is not subject to interest rate risk.

                                    BUSINESS


     Pain Therapeutics, Inc. is developing a new generation of opioid painkillers with improved clinical benefits. We use our technology to reformulate existing opioid painkillers into new drugs, which we believe offer enhanced pain relief, fewer adverse side effects and reduced tolerance and addiction compared to existing opioid painkillers. If approved by the FDA, we believe our proprietary drugs could replace many existing opioid painkillers commonly used to treat moderate to severe pain. We believe our products may encounter fewer clinical and regulatory hurdles than new chemical entities, because they consist of drugs that, individually, are already FDA approved.


BACKGROUND

Clinical Pain

     Clinical pain is any unpleasant sensation that occurs as a result of injury or disease. Pain can have a protective role by warning of imminent or actual tissue damage, which can help prevent additional injury. Pain can also trigger a biological response that helps to preserve or regenerate damaged tissue. In this respect, pain is usually a normal, predictable response to events such as surgery, trauma and illness.

Types of Pain and Pain Relief

     Drugs are often used to reduce or eliminate pain, especially when the pain is severe. The type of drug used to relieve pain depends on both the severity and the duration of the pain. Pain can be classified into three categories of severity:

     - Mild Pain. Almost everyone experiences mild pain, such as headaches or joint pain, at one time or another. People typically treat mild pain with over-the-counter drugs such as aspirin and acetaminophen.

     - Moderate Pain. Pain resulting from minor surgery or arthritis are examples of moderate pain. Physicians typically prescribe opioid painkillers to treat moderate pain. Opioid painkillers come in three varieties: weak opioids, strong opioids and synthetic opioids. Weak opioids such as hydrocodone or codeine are generally used to treat patients with moderate pain.

     - Severe Pain. Patients experiencing severe pain often suffer from a serious underlying illness, such as AIDS or cancer. Severe pain can also result from major surgery, nerve damage or undetermined causes. Patients experiencing severe pain often require a strong opioid, such as morphine or fentanyl, to achieve adequate pain relief.

     Pain can also be classified in terms of its duration as either acute or chronic. Acute pain, such as pain resulting from knee surgery, is brief and rarely results in long-term consequences. Most acute pain subsides within hours, days or weeks. Chronic pain persists long after an injury has healed, and typically results from a chronic illness or appears spontaneously and persists for undefined reasons. Examples of chronic pain include chronic lower back pain, and pain resulting from bone cancer or advanced arthritis. The effect of chronic pain tends to be more pervasive than that of acute pain. Chronic pain often affects a patient's mood, personality and social relationships. As a result, a patient with chronic pain commonly suffers from both their state of physical pain as well as a general decline in their quality of life.

     In general, the more severe or chronic the pain, the more likely an opioid painkiller will be prescribed to treat the pain. The following diagram illustrates the types of pain which physicians typically treat with opioid painkillers:

                                   [GRAPHIC]

Pain Management Market

     The medical effort to treat pain, known as pain management, addresses a large market. Clinical pain is a worldwide problem with serious health and economic consequences. For example, in the United States:

     - medical economists estimate that the effects of pain result in approximately $100 billion of costs annually, including costs associated with an estimated 515 million lost work days;

     - according to the National Institutes of Health, approximately 40 million Americans are unable to find relief from their pain;

     - more than 30 million Americans suffer chronic pain for which they visit a doctor;

     - approximately one million cancer patients suffer from severe pain at any given time; and

     - an estimated 10% of the more than 200,000 AIDS patients suffer severe pain.

     Drugs are the key element in the treatment of pain. The worldwide market for pain drugs totaled over $16 billion in 1997. In the United States and Western Europe the corresponding market for pain drugs totaled nearly $12 billion. The pain management market has grown significantly in recent years and is expected to continue to grow significantly. The pain market has grown by approximately 15% per year during the past five years due to a number of factors, including:

     - a rapidly aging population;

     - patients' demand for effective pain relief;

     - increasing recognition of the therapeutic and economic benefits of effective pain management by physicians and healthcare providers and payers; and

     - longer survival times for patients with painful chronic conditions, such as cancer and AIDS.

     This accelerating growth rate appears to be attributable in part to recent innovations in the treatment of mild pain. For example, in 1999, Monsanto, which is now part of Pharmacia, and Merck, all of which are large pharmaceutical companies, launched non-opioid prescription pain relievers called COX-2 inhibitors. These drugs achieved first-year sales exceeding $1.0 billion in the United States. COX-2 inhibitors have fewer side effects than aspirin, and sell for more than twenty times the price of aspirin. The success of COX-2 inhibitors demonstrates the potential for rapid market acceptance and premium pricing of pain products that offer reduced side effects.

     There has been little innovation in the area of opioid painkillers. Sales of opioid painkillers in the United States are primarily of older off-patent pain drugs, such as morphine and oxycodone. Notwithstanding the lack of novel drugs, U.S. opioid painkiller sales were approximately $2.5 billion in 1999.

     Approximately 90% of U.S. patients who receive opioids are treated on an outpatient basis. A portion of these patients receive care at one of the 3,400 specialty pain programs. The relatively low number of pain treatment centers allows for focused distribution channels for pain management products. This market structure permits midsize pharmaceutical companies to market and sell pain products cost-effectively.

OPIOID DRUGS

     The history of opium use dates back more than 3,000 years. Today, the use of opioid drugs to treat patients with moderate to severe pain is widely accepted throughout the world. Opioids are the drugs of preference for many caregivers because they have an extensive clinical history, are easy to use and are available in a variety of doses and formulations. In the United States, Europe and Japan, physicians use a variety of strong, weak and synthetic opioids to manage patients' pain.
                              OPIOID DRUG SEGMENTS

   MARKET SEGMENT      TYPICAL USE     EXAMPLES      REPRESENTATIVE BRAND  1999 U.S. SALES
   --------------      -----------  ---------------  --------------------  ---------------
                                                                            (IN MILLIONS)
 Strong Opioids        Cancer pain  Morphine         MS Contin and others      $  700
 Weak Opioids          Outpatient   Hydrocodone and  Vicodin and others
                       surgery      oxycodone                                  $1,300
 Synthetic Opioids     Back pain    Tramadol         Ultram                    $  450
                                                                           ---------------
                                                     Total                     $2,450
                                                                           ===============

Source: IMS HEALTH, Retail & Provider Perspectives 1999

     Patients experiencing acute pain require fast acting, short-lived opioids and rapid delivery. The most common acute use of opioids is post-surgical pain. Opioid drugs used to treat acute pain include intravenous morphine, hydrocodone and oxycodone, which provide rapid pain relief.

     In contrast, patients experiencing chronic severe pain often require long-term, regular use of opioid drugs. Because rapid dose adjustments are not necessary, patients experiencing chronic pain typically use opioid drugs in sustained release formulations. Such formulations include fentanyl patches and sustained release morphine. Although curing chronic pain is possible, it is infrequent. The aim of using opioid drugs for patients with chronic pain is to decrease pain and suffering while improving overall physical and mental functions.

SHORTCOMINGS OF CURRENT PAIN MANAGEMENT

     Despite widespread clinical use of opioids, pain management remains less than optimal. At all doses, opioid painkillers have significant adverse side effects that limit their usefulness. Adverse side effects include: respiratory depression, nausea, vomiting, dizziness, sedation, mental clouding, constipation, urinary retention and severe itching. In addition, chronic use of opioid painkillers can lead to the need for increasing dosage, and potentially, addiction. Concerns about addiction often influence clinicians to prescribe less than adequate doses of opioids. Many patients dislike the adverse side effects of opioid treatment and voluntarily take less than the prescribed dosage. In all cases, however, patients and clinicians must reach an appropriate balance between pain relief and adverse side effects. In addition, patients often use a process of trial and error with different opioids to identify an opioid that yields the optimal balance between pain relief and adverse side effects. Some patients may even prefer to endure pain rather than to withstand the side effects of opioid therapy. As a result, many patients are seriously under-treated and may be suffering from pain unnecessarily. In particular, infants and children receive disproportionately fewer and lower doses of opioid painkillers than adults.

     Historically, there has been little innovation in the opioid painkillers used to treat moderate to severe pain. To date, product innovations have focused on increasing convenience, rather than improving clinical benefits. For example, novel dosing or delivery systems make it more convenient for patients to use opioid drugs, but neither enhance pain relief or reduce adverse side effects.

OUR SOLUTION

     We are developing a new generation of drugs that address the shortcomings of existing opioid painkillers. We believe our drugs will:

     - enhance pain relief;

     - minimize adverse side effects; and

     - reduce tolerance and addiction.

     If approved by the FDA, we believe our drugs could replace many commonly used opioid painkillers. We also believe our drugs could be used in chronic pain cases where physicians have been reluctant to prescribe opioid painkillers due to concerns about adverse side effects or addiction.

     We have clinical results from four completed Phase II trials involving 750 patients, including two company-sponsored trials and two independent clinical trials. We believe the results of these clinical trials demonstrate that our product candidates offer superior pain relief as compared to equivalent dose levels of an opioid painkiller alone.

     Our product candidates use a novel technology developed at Albert Einstein College of Medicine. Our technology combines very low doses of opioid inhibitors with standard opioid painkillers. We believe that the addition of a low dose of an opioid antagonist to opioid painkillers has an unexpected and beneficial effect. We believe that this effect includes enhancing potency, minimizing adverse side effects and attenuating tolerance and addiction.

     Our technology has the added advantage of combining components which the FDA has individually approved for human use. We believe that we may encounter fewer clinical and regulatory hurdles than if we were developing new chemical entities because the safety and therapeutic profiles of these individual components are well-established.

STRATEGY

     Our goal is to build a leading specialty pharmaceutical company in pain management. We intend to achieve this goal by:

     Developing Products with Reduced Clinical and Regulatory Hurdles. We intend to develop drugs that we believe may have lower clinical and regulatory risks compared to the development of new chemical entities. Our technology combines separate drugs, each independently approved by the FDA, whose safety and pharmacology are well established. We believe this approach will enable us to commercialize our drugs rapidly and cost effectively.

     Focusing on Clinical Development and Late Stage Products. We continue to focus on managing clinical trials. All four of our current product candidates are in Phase II clinical trials. The conduct of human trials is a complex, highly regulated and highly specialized effort. We believe that our clinical development focus will enable us to generate product revenues earlier than if we were discovering new chemical entities.

     Retaining Significant Rights. We currently retain worldwide commercialization rights to all of our technology and pain management product candidates in all markets and indications. In general, we intend to independently develop our product candidates through late-stage clinical trials. As a result, we expect to capture a greater percentage of the profits from drug sales than we would if we outlicensed our drugs earlier in the development process. In market segments that require large or specialized sales forces, such as the market for morphine products, we may seek sales and marketing alliances with third parties. We believe that such alliances will enable us to commercialize our drugs rapidly and cost-effectively.

     Using Our Technology to Develop Multiple Drugs for Both Pain and Non-Pain Indications. We are initially focusing our efforts on developing four opioid painkillers. However, we believe our technology can be broadly applied to additional segments of the pain market, as well as non-pain indications.

     Outsourcing Key Functions. We intend to continue to outsource preclinical studies, clinical trials, formulation and manufacturing. We believe outsourcing will produce significant time savings and allow for more efficient deployment of our resources.

PRODUCTS IN DEVELOPMENT

     We have four painkillers in Phase II clinical trials. Each painkiller is a proprietary combination of opioids. The first component is an opioid agonist, such as morphine. The second component is an opioid antagonist, such as naltrexone or naloxone. Normally, adding an antagonist to an agonist blocks the action of the agonist. This effect is clinically useful, for example, to reverse heroin overdose. At a very low-dose, however, studies indicate that this effect is reversed: a very low-dose of an opioid antagonist can enhance pain relief, reduce adverse side-effects and attenuate the development of tolerance and addiction. Our technology takes advantage of this effect by combining opioid agonists with low doses of opioid antagonists. The two individual components of our combination drugs have the advantage of having been previously approved by the FDA for human use at high dose. However, the use of both components in combination, or the use of low-dose opioid antagonist alone, has not been approved by the FDA.

     Our trials are designed to produce clinical information about how our painkillers perform compared to placebo and existing opioid painkillers. We plan to test each of our painkillers in several clinical models of pain in order to support a broad approval by the FDA for use of the drug for the relief of moderate to severe acute and chronic pain. FDA guidelines recommend that we demonstrate efficacy of our new painkillers in more than one clinical model of pain, typically including dental pain. Other acceptable clinical models of pain include post-operative pain, cancer pain and various types of trauma and arthritis pain. Because clinical models differ in their sensitivity to detect pain, we expect to complete Phase II studies in multiple clinical models of pain. We have designed all of our clinical trials to date as randomized, double-blind, placebo-controlled, dose-ranging studies. A randomized study is one in which patients are randomly assigned to the various study arms. A double-blind study is one in which the patient, the physician and the company's monitor are unaware if the patient is receiving placebo or study drug in order to preserve the integrity of the trial. A placebo-controlled study is one in which a subset of patients is purposefully not given study drug. Our initial clinical goals are to obtain regulatory approval of the following four combination opioid painkillers:

PRODUCT    STAGE OF DEVELOPMENT                         FORMULATION
-------    --------------------                         -----------
PTI-555          Phase II                    Oral morphine/low-dose naltrexone
PTI-501          Phase II                  Injectable morphine/low-dose naloxone
PTI-601          Phase II                       Tramadol/low-dose naltrexone
PTI-701          Phase II              Hydrocodone-acetaminophen/low-dose naltrexone

PTI-555: oral morphine

     PTI-555 is our proprietary substitute for oral morphine. We are developing this combination drug to treat moderate to severe pain in an acute or chronic setting. PTI-555 is a combination of oral morphine and low-dose naltrexone. If the FDA approves PTI-555, we believe it could be an effective substitute for oral morphine. The principal use of oral morphine is the treatment of patients suffering from chronic moderate to severe pain, such as cancer pain.

  Clinical Results

     In August 1999, we initiated a 200 patient Phase II clinical trial of PTI-555. This trial compared three different doses of PTI-555 with placebo and with oral morphine. Each dose of PTI-555 consisted of a fixed dose of morphine with a different low dose of naltrexone. The trial enrolled patients experiencing moderate to severe pain following dental surgery, in which two or more teeth were extracted. We completed patient enrollment on schedule in November 1999.

     In December 1999 we completed the analysis of this Phase II clinical study. In this trial we demonstrated the following results:


     - PTI-555 is well-tolerated in humans;


     - three different doses of PTI-555 clearly provide patients with three different levels of pain relief;

     - an optimal dose of PTI-555 provides patients with meaningful pain relief compared to placebo; this result is statistically significant at the level of pl0.001, which means the likelihood that this result could have occurred by chance is less than 1 in 1,000; and


     - an optimal dose of PTI-555 provides patients with 50% more pain relief than morphine alone in the first four hours of the study period; this result is clinically meaningful with p=0.058, which means the likelihood that this result could have occurred by chance is less than 1 in 17.


     Based on these encouraging results, in January 2000 we initiated a new Phase II clinical trial with PTI-555. This trial is designed to confirm the safety, the efficacy and the optimal dose of PTI-555 in 300 patients suffering from moderate to severe pain following dental surgery. We expect to complete patient enrollment for this Phase II clinical trial by the third quarter of 2000.

PTI-501: injectable morphine

     PTI-501 is our proprietary substitute for injectable morphine. We are developing this combination drug to treat moderate to severe pain in an acute or chronic setting. PTI-501 consists of a pre-mixed combination of injectable morphine and low-dose naloxone. If the FDA approves PTI-501, we believe it could be an effective substitute for injectable morphine. The principal use of injectable morphine is the treatment of patients with acute severe pain, such as trauma pain.

  Clinical Results

     Our clinical data on PTI-501 includes a company-sponsored Phase II clinical trial, as well as an independent clinical trial. The company-sponsored Phase II clinical trial enrolled 120 patients suffering from moderate to severe post-surgical pain. We completed patient enrollment for this clinical trial in December 1999, and we expect to receive final clinical results by the third quarter of 2000.

     In 1997, independent researchers at Duke University Medical Center conducted a physician-sponsored, randomized, double-blind, placebo-controlled, dose-ranging clinical trial of 60 patients suffering from post-surgical pain. Published results of this trial indicated an approximate 50% reduction in certain morphine-related adverse side effects in patients who received an optimal dose of study drug compared to patients who received morphine without low-dose naloxone. This result is statistically significant at the level of p<0.05, which means the likelihood that this result could have occurred by chance is less than 1 in 20.

PTI-601: tramadol

     PTI-601 is our proprietary substitute for tramadol. In 1999, U.S. sales of tramadol exceeded $450 million. We are developing this combination drug to treat patients with moderate pain in an acute or chronic setting. PTI-601 is a combination of tramadol and low-dose naltrexone. If the FDA approves PTI-601, we believe it could be an effective substitute for tramadol. Tramadol is principally used to treat patients with acute or chronic moderate pain, such as arthritis pain. Ortho-McNeil Pharmaceutical currently markets proprietary tramadol hydrochloride tablets under the brand name Ultram. The relevant patents for Ultram expire in 2001.

  Clinical Results

     In August 1999, we initiated a 250 patient Phase II trial of PTI-601. This trial compared three different doses of PTI-601 with placebo and with tramadol. Each dose of PTI-601 consisted of a fixed dose of tramadol combined with a different low dose of naltrexone. The trial enrolled patients suffering from moderate to severe pain following dental surgery, in which three or more teeth were extracted. We completed patient enrollment on schedule in December 1999.

     In January 2000 we completed the analysis of this Phase II clinical study. In this trial we demonstrated the following results:


     - PTI-601 is well-tolerated in humans;


     - different doses of PTI-601 clearly provide patients with different levels of pain relief; and

     - an optimal dose of PTI-601 provides patients with meaningful pain relief compared to placebo; this result is statistically significant at the level of p<0.008, which means the likelihood that this result could have occurred by chance is less than 1 in 125. By contrast patients who received tramadol alone did not achieve statistically meaningful pain relief compared to placebo.

PTI-701: hydrocodone

     PTI-701 is our proprietary substitute for hydrocodone, oxycodone and similar weak opioids. In 1999, U.S. sales of such drugs exceeded $1.3 billion. We are developing PTI-701 to treat moderate to severe pain in an acute or chronic setting. PTI-701 is a combination of hydrocodone, acetaminophen and low-dose naltrexone. If the FDA approves PTI-701, we believe it could be an effective substitute for hydrocodone/acetaminophen. In the United States, all hydrocodone is sold in combination with acetaminophen. The principal use of hydrocodone is the treatment of patients with chronic moderate to severe pain, such as cancer pain. Hydrocodone combination products are currently sold under various trade names, including Knoll Laboratories' Vicodin, Forest Pharmaceuticals' Lorcet and Watson Laboratories' Norco.

     In January 2000, we initiated a Phase II clinical trial with PTI-701. This trial is designed to demonstrate the safety, the efficacy and the optimal dose of PTI-701 in 300 patients suffering from moderate to severe pain following dental surgery. We expect to complete patient enrollment for this trial by the third quarter of 2000.

Other Product Candidates

     We believe the use of low-dose opioid antagonists, either alone or in combination with existing opioid drugs, may have commercial applications beyond our four current product candidates. We believe that our technology can be broadly applied to additional segments of the pain market, as well as non-pain indications. Examples include certain drugs used in anesthesiology and those used to treat opioid and alcohol addiction. Until we undertake preclinical studies and clinical trials, we cannot be certain that our technology will have such additional applications.

     We anticipate initiating several Phase I/II pilot studies in an effort to assess the clinical utility of our proprietary low-dose antagonist technology within and outside the field of pain management. In particular, we may explore the use of our technology in patients undergoing methadone maintenance treatment and in patients suffering from irritable bowel syndrome.

MANUFACTURING


     We have no manufacturing facilities. We have entered into an agreement with a qualified third party for the formulation and manufacture of our clinical supplies. These supplies and the manufacturing facilities must comply with DEA regulations and current good manufacturing practices, or GMPs, enforced by the FDA. We plan to continue to outsource formulation and manufacturing.


TECHNOLOGY OVERVIEW

     According to the current understanding of pain mediation, opioid painkillers produce their pain relieving effect by activating an inhibitory pathway in the nervous system. Inhibitory pathways inhibit the transmission of pain signals into the brain. Scientists at Albert Einstein College of Medicine have published results suggesting that opioids also stimulate an excitatory pathway in the nervous system. The excitatory pathway partially counteracts pain inhibition and is believed to be a major cause of adverse side effects associated with opioid use, including the development of tolerance and addiction. In vitro studies on isolated nerve cells have helped researchers detect and analyze the unique properties of the inhibitory and excitatory pathways. At the normal clinical doses, the activation of the excitatory pathway was previously undetected probably due to masking by the inhibitory pathway.

     Published results suggest that the selective blockade of the excitatory pathway promotes the pain relieving potency of morphine in mice by blocking the excitatory pain-enhancing effect. In addition, preclinical studies have demonstrated that co-treatment with a very low dose of an opioid antagonist, such as naloxone or naltrexone, preferentially blocks the excitatory pathway over the inhibitory pathway, thereby enhancing morphine's ability to inhibit pain.

     We believe that the excitatory pathway plays an important role in modulating the adverse side effects of opioid use. After repeated administration of morphine or other opioid painkillers, increasing doses of opioids are required in order to obtain the same level of pain relief, a process known as tolerance. If chronic opioid treatment is terminated abruptly, withdrawal symptoms rapidly appear. Continued administration of opioids prevents the appearance of withdrawal symptoms, at which point a patient is considered dependent, and, potentially addicted. Published results also show that tolerance and dependence in mice are due to sustained activation of the excitatory pathway, and that tolerance and dependence can be prevented by co-administration of low-dose naltrexone, a pure opioid antagonist. At very low concentrations, we believe such opioid antagonists preferentially block excitatory pathways. These results provided the rationale for our human clinical trials.

     The low-dose effect is the most important component of our technology wherein a very low dose of an opioid antagonist is combined with an opioid painkiller. Optimal dose ratios of low-dose opioid antagonist to opioid painkiller depend on their specific pharmacology and the mode of administration. Published preclinical and clinical dose response studies provide guidance in formulating optimal ratios of low-dose opioid antagonist to opioid painkiller for clinical development.


     Upon our formation in May 1998, we licensed our technology from Albert Einstein College of Medicine. We have a worldwide exclusive license to the technology. Our license rights terminate, upon the expiration of the patents used to protect the technology, which are scheduled to expire no earlier than September 2012. Pursuant to the terms of the license, we paid Albert Einstein College of Medicine a one time licensing fee and are required to pay clinical milestone payments and royalties based on a percentage of net drug sales. If a product is combined with a drug or other substance for which we are paying an additional royalty, the royalty that we pay to Albert Einstein College of Medicine will be reduced by one-half of the amount of such additional royalty.


     Albert Einstein College of Medicine originally received grants from the U.S. federal government to research some of the technology that we license. The terms of these grants provide the U.S. federal government with a non-exclusive, non-transferable paid-up license to practice inventions made with federal funds. Thus, our licenses are non-exclusive to the extent of the U.S. government's license. If the U.S. government exercises its rights under this license, it could make use of the same technology that we license and the size of our potential market could thereby be reduced.


     We seek to protect our technology by, among other methods, filing and prosecuting U.S. and foreign patents and patent applications with respect to our technology and products and their uses. The issued patents are scheduled to expire no earlier than September 2012. We plan to prosecute and defend our patent applications, issued patents and proprietary information. We have an exclusive, worldwide license for five issued U.S. patents, one U.S. Notice of Allowance and two pending U.S. patent applications relating to the low-dose opioid antagonist technology under our license agreement with Albert Einstein College of Medicine, and ten corresponding pending foreign patent applications or issued patents. Our competitive position and potential future revenues will depend in large part upon our ability to protect our intellectual property from challenges and to enforce our patent rights against potential infringers. If our competitors are able to successfully challenge the validity of our patent rights, based on the existence of prior art or otherwise, they would be able to market products that contain features and clinical benefits similar to those of our products, and demand for our products could decline as a result.

     The focus of our patent strategy is to secure and maintain intellectual property rights to technology for the following categories of our business:

     - the clinical use of a low-dose opioid antagonist, either alone or in combination with an opioid painkiller, for pain management and opioid and other addiction;

     - the use of a low-dose opioid antagonist to render opioid-based anesthesia products, such as fentanyl or fentanyl analogs, more effective; and

     - the clinical use of a low-dose opioid antagonist, either alone or in combination with any opioid painkiller, for the treatment of other conditions.

GOVERNMENT REGULATION


     Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals and in our ongoing research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of our products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, require us to spend substantial resources. Regulatory approval, when and if obtained, may be limited in scope which may significantly limit the indicated uses for which our products may be marketed. Further, approved drugs, as well as their manufacturers, are subject to ongoing review and discovery of previously unknown problems with such products which may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.



     Applicable FDA regulations treat our combination of opioid painkillers, such as morphine, and low-dose opioid antagonists, such as naloxone, as new drugs and require the filing of a NDA and approval by the FDA prior to commercialization in the United States. Our clinical trials seek to demonstrate that an opioid painkiller/low-dose opioid antagonist combination produces greater beneficial effects than either drug alone. Because each drug has been separately approved for human use by the FDA, we believe that we may encounter fewer regulatory hurdles than if we were developing new chemical entities.


The Drug Approval Process

     We will be required to take several steps before we can market any of our drugs for human use in the United States, including:

     - preclinical studies;

     - submission to the FDA of an IND which must become effective before human clinical trials commence;

     - adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate;

     - submission to the FDA of a NDA; and

     - FDA approval of the NDA prior to any commercial sale or shipment of the drug.


     Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety of the product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice, or GLP regulations. We submitted the results of preclinical tests to the FDA as part of our INDs prior to commencing clinical trials. We may conduct additional toxicology studies concurrently with the clinical trials.

     Based on preclinical testing, an IND is filed with the FDA to begin human testing of the drug. The IND becomes effective if not rejected by the FDA within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with Good Clinical Practice, or GCP, regulations. In addition, an Institutional Review Board, or IRB, comprised of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the IND. The IRB also continues to monitor the study. We must submit progress reports detailing the results of the clinical trials to the FDA at least annually. In addition, the FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.



     Clinical trials are typically conducted in three sequential phases which may overlap. After an IND becomes effective, human clinical trials can begin. Phase I tests typically take approximately one year to complete. The tests study a drug's safety profile, and may include the safe dosage range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action. In addition, we may, to the extent feasible, assess pain relief in our Phase I trials. Based on discussions with FDA, our current opioid development programs were allowed to proceed into Phase II studies. In Phase II clinical trials, controlled studies are conducted on volunteer patients with the targeted disease or condition. The primary purpose of these tests is to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects. These studies may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted to evaluate not only the efficacy of the drug on the patient population, but also its safety. We currently have four opioid painkillers in Phase II clinical trials. During the Phase III clinical trials, the drug is studied in an expanded patient population and in multiple sites, physicians monitor the patients to determine efficacy and to observe and report any reactions that may result from long-term or expanded use of the drug.


     The FDA publishes industry guidelines specifically for the clinical evaluation of painkillers. We rely in part on these guidelines to design a clinical strategy for the approval of each of our product candidates. In particular, FDA guidelines recommend that we demonstrate efficacy of our new painkillers in more than one clinical model of pain, typically including dental pain. Other acceptable clinical models of pain include post-operative pain, cancer pain and various types of trauma and arthritis pain. Since models differ in their pain intensity and their sensitivity to detect pain, we expect to complete several Phase II studies in multiple clinical models of pain. Upon a clear demonstration of the safety and efficacy of painkillers in multiple clinical models of pain, the FDA has historically approved pain killers with broad indications. Such general purpose labeling often takes the form of "for the management of moderate to severe pain."


     We may not successfully complete Phase I, Phase II or Phase III testing within any specified time period, or at all, with respect to any of our product candidates. Furthermore, the FDA may suspend clinical trials at any time in response to concerns that we are exposing participants to an unacceptable health risk.



     After the completion of clinical trials, if there is substantial evidence that the drug is safe and effective, a NDA is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including data from the clinical trials. NDAs are often over 100,000 pages in length.



     The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting a NDA for filing. In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Federal Food, Drug and

Cosmetic Act, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. If the FDA's evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.



     If the FDA approves the NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional studies, Phase IV, to evaluate long-term effects.



Other Regulatory Requirements



     The FDA mandates that drugs be manufactured in conformity with good manufacturing practices regulations. If the FDA approves any of our product candidates we will be subject to requirements for labeling, advertising, record keeping and adverse experience reporting. Failure to comply with these requirements could result, among other things, in suspension of regulatory approval, recalls, injunctions or civil or criminal sanctions. We may also be subject to regulations under other federal, state, and local laws, including the Occupational Safety and Health Act, the Environmental Protection Act, the Clean Air Act, national restrictions on technology transfer, and import, export, and customs regulations. In addition, any of our products that contain narcotics will be subject to DEA regulations relating to manufacturing, storage, distribution and physician prescribing procedures. It is possible that any portion of the regulatory framework under which we operate may change and that such change could have a negative impact on our current and anticipated operations.



     The Controlled Substances Act imposes various registration, record-keeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products. A principal factor in determining the particular requirements, if any, applicable to a product is its actual or potential abuse profile. The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Any of our product candidates that contains a scheduled substance will be subject to regulation as a drug of that class.


COMPETITION

     Our success will depend, in part, upon our ability to achieve market share at the expense of existing and established and future products in the relevant target markets. Existing and future products, therapies, technological approaches or delivery systems will compete directly with our products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. Companies that currently sell generic or proprietary opioid formulations include Roxane Laboratories, Purdue Pharma, Janssen Pharmaceutica, Knoll Laboratories, Abbott Laboratories, Anesta, Endo Pharmaceuticals, Elkins-Sinn, Watson Laboratories, Alza Pharmaceuticals, Ortho-McNeil Pharmaceutical, Forest Pharmaceuticals and Astra Pharmaceutical. Alternative technologies are being developed to increase opioid potency, as well as alternatives to opioid therapy for pain management, several of which are in clinical trials or are awaiting approval from the FDA. Such alternatives include Elan's SNX-111 and Endo Pharmaceuticals' Morphidex.

     We compete with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have opioid painkiller products already approved by the FDA or in development and operate larger research and development programs in these fields than we do. In addition, many of these competitors, either alone or together with their collaborative partners, have substantially greater financial resources than we do, as well as significantly greater experience in:

     - developing drugs;

     - undertaking preclinical testing and human clinical trials;

     - obtaining FDA and other regulatory approvals of drugs;

     - formulating and manufacturing drugs; and

     - launching, marketing, distributing and selling drugs.

     Developments by competitors may render our product candidates or technologies obsolete or non-competitive.

EMPLOYEES

     As of March 31, 2000, we had approximately 18 employees and seven executive consultants, including five M.D./Ph.D.s, one M.D./D.D.S. and one Ph.D. We engage additional consultants from time to time to perform services on a per diem or hourly basis.

FACILITIES


     Our executive office is located at 250 East Grand Avenue, Suite 70, South San Francisco, California 94080. Our leased property consists of approximately 3,250 square feet of office space. We believe that our facilities are sufficient to meet anticipated staffing up to the expiration of our lease in September 2000. We are in negotiations to lease approximately 10,000 square feet of new office space in South San Francisco, California, as well as separate negotiations to extend the expiration date of our current lease through December 2000.


LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information about our executive officers, key employees and directors. Upon completion of this offering our board of directors will be divided into three classes serving staggered three-year terms.

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Remi Barbier.........................  40    President, Chief Executive Officer and Chairman
                                             of the Board
Barry M. Sherman, M.D. ..............  59    Executive Vice President and Chief Medical
                                             Officer
Edmon R. Jennings....................  54    Chief Commercialization Officer
David L. Johnson.....................  46    Chief Financial Officer
Gert Caspritz, Ph.D.(1)..............  50    Director
Nadav Friedmann, M.D., Ph.D.(2)......  57    Director
Wilfred R. Konneker, Ph.D.(1)........  78    Director
Michael J. O'Donnell, Esq............  42    Director and Secretary
Sanford R. Robertson(1)(2)...........  68    Director

-------------------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     Remi Barbier, our founder, has served as our President, Chief Executive Officer and Chairman since our inception in May 1998. Prior to that time, Mr. Barbier helped in the growth or founding of: Exelixis Inc., a functional genomics company, ArQule, a chemistry company, and EnzyMed (now owned by Albany Molecular Research), a chemistry company. Mr. Barbier served as Chief Operating Officer of Exelixis from January 1996 to May 1998. Prior to that, he was Vice President of Corporate Development and Clinical Project Manager of Xoma Corporation, a biotechnology company, from October 1993 to December 1995. Mr. Barbier received his B.A. from Oberlin College and his M.B.A. from the University of Chicago. He is a Director of Mendel Biotechnology, Inc.

     Barry M. Sherman, M.D. has served as our Executive Vice President and Chief Medical Officer since April 1999. From April 1996 to February 1999, Dr. Sherman was President and Chief Executive Officer of Anergen Inc., an immunology biotechnology company. From 1985 until 1996, Dr. Sherman held various positions at Genentech Inc., a biotechnology company, most recently serving as Senior Vice President and Chief Medical Officer with responsibility for Genentech's overall clinical development activities. Since 1986, Dr. Sherman has also been a Clinical Professor of Internal Medicine at Stanford University. From 1971 to 1985, Dr. Sherman was a Professor of Internal Medicine and Director of the Clinical Research Center at the University of Iowa College of Medicine. Dr. Sherman received his M.D., with honors, from the University of Michigan.

     Edmon R. Jennings joined Pain Therapeutics, Inc. in February 2000. Prior to that time, Mr. Jennings held senior management positions at Genentech, including Vice President of Corporate Development from December 1995 to January 2000, Vice President of Sales and Marketing from January 1994 to December 1995 and Vice President of Sales from December 1990 to December 1993. Prior to Genentech, Mr. Jennings held positions with Bristol-Myers Oncology and Bristol Laboratories, both of which were divisions of Bristol-Myers (now Bristol-Myers Squibb), a pharmaceutical company, for approximately twelve years. Mr. Jennings received his B.A. from the University of Michigan.

     David L. Johnson, CPA joined Pain Therapeutics, Inc. in January 2000. From November 1998 to December 1999, Mr. Johnson was an independent financial consultant, and acted as Chief Financial Officer at Aradigm, a drug delivery technology company. From October 1997 to November 1998, Mr. Johnson held positions as Vice President of Finance and Administration of Elan Pharmaceuticals North America and Vice President of Finance and Chief Financial Officer of Athena Neurosciences, both of which were divisions of Elan Pharmaceuticals, a pharmaceutical company. From September 1996 to October 1997, Mr. Johnson was Director of Finance at Gilead Sciences, a biopharmaceutical company. From January 1995 to September 1996, Mr. Johnson was an independent financial consultant and provided accounting services to Chiron, a biotechnology company. From June 1993 to December 1994, Mr. Johnson was Director of Financial Planning and Operational Analysis at Chiron. Mr. Johnson is a former member of the audit staff of KPMG LLP, our auditors. Mr. Johnson received his B.S. in Accounting from Oklahoma State University.

     Gert Caspritz, Ph.D. has served as a director since November 1999. Dr. Caspritz has been the Investment Manager of TVM-Techno Venture Management, an international venture capital firm based in Germany, since June 1999. Prior to joining TVM he was employed by Hoechst Marion Roussel, a pharmaceutical company, for over 15 years, most recently as Vice President of New Technologies Licensing. During his tenure at Hoechst Marion Roussel he was a member of various strategy task forces, including the group that negotiated many of Hoechst Marion Roussel's biotechnology collaborations. Dr. Caspritz serves on the board of Coley Pharmaceutical Group, PhytoMedica and Epicept. Dr. Caspritz received his undergraduate degree and his Ph.D. in Biology from the University of Mainz, Germany.

     Nadav Friedmann, M.D., Ph.D. has served as a director since September 1998. Dr. Friedmann was President and Chief Executive Officer of Daiichi Pharmaceutical Corporation, a pharmaceutical company, from 1997 to April 2000 and before that was a Consultant to the Board of Daiichi Pharmaceutical Co., Ltd. in Tokyo from 1995 to 1997. From 1992 to 1995, Dr. Friedmann served as Vice President, Clinical Research at Xoma Corporation. From 1980 to 1991, Dr. Friedmann held various leadership positions, with Johnson & Johnson, a healthcare company, including Vice President and Head of Research of J&J Biotechnology Center. Prior to that, Dr. Friedmann was Medical Director of Abbott Laboratories. Dr. Friedmann is a graduate of Albert Einstein College of Medicine, where he received an M.D., and of the University of California, San Diego, where he received a Ph.D. degree in Biochemistry.

     Wilfred Konneker, Ph.D. has served as a director since November 1999. Dr. Konneker has been a private investor since retiring as Vice President of the radio pharmaceuticals division of Mallinckrodt, Inc., a healthcare company, in 1973. He served as a director of Mallinckrodt from 1966 to 1975. Dr. Konneker founded Nuclear Consultants, Inc., the first supplier of radio-isotopes to the pharmaceutical industry, in 1950, and served as its President and Chief Executive Officer until its merger with Mallinckrodt, Inc. in 1966. Dr. Konneker sits on the Board of Trustees for Washington University and the Board of Directors for Ohio University Foundation, the St. Louis Symphony, the Opera Theatre of St. Louis and the Chautauqua Foundation. Dr. Konneker received his Ph.D. in Nuclear Physics from Washington University and an undergraduate degree from Ohio University.

     Michael J. O'Donnell, Esq. has served as a director since June 1998. Mr. O'Donnell has been a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our corporate counsel, since 1993. Mr. O'Donnell serves as corporate counsel to numerous public and private biopharmaceutical and life science companies. Mr. O'Donnell received a J.D. degree, cum laude, from Harvard University and a B.A. degree from Bucknell University, summa cum laude.

     Sanford R. Robertson has served as a director since September 1998. Mr. Robertson has been a general partner of Francisco Partners, a technology investment fund since January 2000. From October 1998 to December 1999 he was President of Robertson and Co. Mr. Robertson is the founder and former chairman of Robertson, Stephens & Company, an investment banking firm founded in October 1978, with which Mr. Robertson was associated through September 1998. Mr. Robertson is also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities. He is also a former director of AIM Management Group Inc. (now AMVESCAP) and BankAmerica Corporation. Mr. Robertson received his B.B.A. and M.B.A. degrees with distinction from the University of Michigan. He is also a director of Big Vine.com, Inc.

BOARD OF DIRECTORS

     Our board of directors currently consists of six members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide for a classified board of directors. In accordance with the terms of our certificate, our board of directors will be divided into three classes whose terms will expire at different times. The three classes will be comprised of the following directors:

     - Class I consists of directors O'Donnell and Konneker, who will serve until the annual meeting of stockholders to be held in 2001;

     - Class II consists of directors Caspritz and Friedmann, who will serve until the annual meeting of stockholders to be held in 2002; and

     - Class III consists of directors Barbier and Robertson, who will serve until the annual meeting of stockholders to be held in 2003.

     At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Committees

     Our board of directors has an executive committee, an audit committee and a compensation committee. The executive committee consists of directors Remi Barbier, Sanford Robertson and Nadav Friedmann. The audit committee consists of directors Gert Caspritz, Wilfred Konneker and Sanford Robertson. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the board of directors regarding the selection of independent accountants. The compensation committee consists of directors Sanford Robertson and Nadav Friedmann. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our executive officers and administers our stock plans and employee benefit plans.

Compensation Committee Interlocks and Insider Participation

     Our board of directors established the compensation committee in September 1999. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No member of our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Since the formation of the compensation committee, none of its members has been an officer or employee.

Director Compensation

     In March 2000, our board of directors approved guidelines for the grant of stock options under our 1998 Stock Plan, as amended, to directors who are not our officers or employees. These guidelines provide that such directors will receive 20,000 shares vesting annually over four years which are to be granted on the date of each annual stockholder meeting following the closing of this offering at the fair market value of our common stock on the date of grant.

SCIENTIFIC AND MEDICAL ADVISORS

     We have established a scientific and medical advisory board to provide specific expertise in areas of research and development relevant to our business. Our scientific and medical advisory board meets periodically with our scientific and development personnel and management to discuss current and long-term research and development activities and initiatives. Our scientific and medical advisory board is comprised of:

Leslie Z. Benet, Ph.D. ...................  Professor of Biopharmaceutical Sciences,
                                            University of California, San Francisco
Stanley Crain, Ph.D. .....................  Professor of Neurosciences, Emeritus, Albert
                                            Einstein College of Medicine
Nadav Friedmann, M.D., Ph.D. .............  Independent Consultant, former President &
                                            Chief Executive Officer, Daiichi
                                            Pharmaceuticals Corp.
Scott R. Hamann, M.D., Ph.D. .............  Department of Anesthesiology, University of
                                            Kentucky College of Medicine
Don R. Mehlisch, M.D., D.D.S. ............  Independent Consultant, Co-founder, Scirex
                                            Corporation
Fredrick L. Minn, M.D., Ph.D. ............  Independent Consultant, formerly at Johnson &
                                            Johnson/Ortho-McNeil Pharmaceutical
Robert B. Raffa, Ph.D. ...................  Associate Professor of Pharmacology, Temple
                                            University
Patrick Scannon, M.D., Ph.D. .............  Chief Medical and Scientific Officer, Xoma
                                            Corporation
Ke-Fei Shen, M.D., Ph.D. .................  Principal Associate, Albert Einstein College
                                            of Medicine
Barry M. Sherman, M.D. ...................  Executive Vice President & Chief Medical
                                            Officer, Pain Therapeutics, Inc.
Eric J. Simon, Ph.D. .....................  Professor of Psychiatry and Pharmacology, New
                                            York University School of Medicine
Frank Porreca, Ph.D. .....................  Professor of Pharmacology and Anesthesiology,
                                            University of Arizona College of Medicine

EXECUTIVE OFFICERS

     Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed.

Compensation

     The following table sets forth all compensation accrued during the year ended December 31, 1999 to our President and Chief Executive Officer, and our only other executive officer who was employed during the period. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                          ANNUAL COMPENSATION ($)     SECURITIES
                                          ------------------------    UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITIONS         SALARY    BONUS   OTHER   OPTIONS (#)    COMPENSATION
      ----------------------------        --------   -----   -----   ------------   ------------
Remi Barbier............................  $176,042    --      --            --          --
  President, Chief Executive
  Officer and Chairman
Barry M. Sherman, M.D. .................  $132,275    --      --       600,000          --
  Executive Vice President
  and Chief Medical Officer

Option Grants in 1999

     The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during 1999. All options granted to these executive officers in 1999 were granted under the 1998 Stock Plan, as amended. Except as otherwise noted, one forty-eighth of the shares subject to each option vests and becomes exercisable on the first month after the vesting commencement date, and an additional one-forty-eighth of the shares subject to each option vests each month thereafter. The percent of the total options set forth below is based on an aggregate of 965,000 options granted to employees during 1999. All options were granted at fair market value as determined by our Board of Directors on the date of grant.


     Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming an initial public offering price of our common stock of $12.00 per share appreciates at 5% and 10% over the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price.


                                               INDIVIDUAL GRANTS
                              ---------------------------------------------------     POTENTIAL REALIZABLE
                                           PERCENT OF                                   VALUE AT ASSUMED
                                             TOTAL                                      ANNUAL RATES OF
                              NUMBER OF     OPTIONS                                    STOCK APPRECIATION
                              SECURITIES   GRANTED TO                                  FOR OPTION TERM($)
                              UNDERLYING   EMPLOYEES      EXERCISE                  ------------------------
                               OPTIONS       DURING        PRICE       EXPIRATION
            NAME               GRANTED     PERIOD(%)    PER SHARE($)      DATE         5%             10%
            ----              ----------   ----------   ------------   ----------   ---------      ---------
Remi Barbier................        --          --            --              --           --             --
Barry M. Sherman, M.D.......   250,000        25.9          0.10          5/7/09    4,861,683      7,756,227
                               250,000        25.9          0.10         9/10/09    4,861,683      7,756,227
                               100,000        10.4          0.20        12/10/09    1,934,673      3,092,490

Aggregate Option Exercises in 1999 and Values at December 31, 1999

     The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at December 31, 1999. The value of unexercised in-the-money options is based on an assumed initial offering price of $12 per share minus the actual exercise prices. All options were granted under our 1998 Stock Plan, as amended. Except as otherwise noted, these options vest over four years and otherwise generally conform to the terms of our 1998 Stock Plan, as amended.

                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                            OPTIONS                   AT DECEMBER 31,
                                        SHARES                      AT DECEMBER 31, 1999(#)             1999($)(1)
                                       ACQUIRED        VALUE      ---------------------------   ---------------------------
                NAME                  ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                ----                  -----------   -----------   -----------   -------------   -----------   -------------
Remi Barbier........................      --             --             --              --             --              --
Barry M. Sherman, M.D. .............      --             --         52,083         547,917        619,787       6,510,212

-------------------------
(1) Value is determined by subtracting the exercise price of an option from an assumed $12 per share fair market value of our common stock.

EMPLOYMENT AGREEMENTS

     In July 1998, we entered into an employment agreement with Mr. Barbier. Under the terms of the agreement as amended by our board, Mr. Barbier receives an annual salary of $275,000, and is eligible to receive an annual bonus in an amount to be determined by the board of directors. The term of the agreement is three years, and it automatically renews for consecutive one-year terms unless we or Mr. Barbier terminate the agreement earlier on sixty days' notice. The agreement entitles Mr. Barbier to serve on the board of directors for as long as he is our President and Chief Executive Officer. Thereafter, he will remain a member of our board of directors only if we terminate his employment without cause. The agreement also provides that if we terminate Mr. Barbier without cause, we must pay him his salary for twelve months following the date of his termination and relinquish our right to repurchase any of his shares of our common stock.

     In March 1999, we executed an employment offer letter for Dr. Sherman. Under the terms of the offer as amended by our Board, Dr. Sherman receives an annual salary of $250,000. The offer letter provides that Dr. Sherman's employment may be terminated at any time by either Dr. Sherman or us upon thirty days' notice.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation to be filed upon completion of this offering limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemption; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of our directors' liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

     We have entered into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

STOCK PLANS

1998 Stock Plan

     Our 1998 Stock Plan, as amended, was approved by our board of directors in September 1998, and subsequently amended in May and September 1999 and February 2000. As of March 31, 2000, 223,800 shares were available for issuance under the 1998 Stock Plan.

     The purpose of the 1998 Stock Plan is to provide us with an opportunity to retain and attract employees, directors and consultants who are essential to our future growth and success by providing such individuals with an opportunity to acquire shares of our common stock. Our 1998 Stock Plan provides for the grant of nonstatutory stock options to our (and our parent and subsidiary corporations) employees, directors and consultants, and for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and employees of our parent and subsidiary corporations.

     A total of 3,200,000 shares of our common stock are authorized for issuance under the 1998 Stock Plan. On the effective date of our initial public offering a total of 1,500,000 shares will be added to reserve of shares available for issuance under the 1998 Stock Plan. In addition, on the first day of each fiscal year during the term of the 1998 Stock Plan, beginning with our fiscal year 2001, the number of shares available for issuance under our 1998 Stock Plan will increase by an amount of shares equal to the lesser of 5% of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year, 2,000,000 shares or a lesser amount as our board may determine.

     Our board of directors or a committee of our board administers the 1998 Stock Plan. In the case of options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

     The administrator determines the exercise price of options granted under the 1998 Stock Plan, but with respect to nonstatutory stock options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than 1,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted options to purchase up to an additional 1,000,000 shares.

     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

     Our 1998 Stock Plan provides for the periodic automatic grant of options to our nonemployee directors. Each option granted under this automatic grant provision will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the date of grant, and will have a term of 10 years, unless terminated earlier upon the optionee's termination of service as a director.

     Our 1998 Stock Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime. The administrator may, however, allow options to be transferable.

     Our 1998 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the options as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period.

     Our 1998 Stock Plan will automatically terminate in 2008, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 1998 Stock Plan provided it does not adversely affect any option previously granted under our 1998 Stock Plan.

2000 Employee Stock Purchase Plan.

     Our board of directors adopted the 2000 Employee Stock Purchase Plan in April 2000 and our stockholders subsequently approved it. Our 2000 Employee Stock Purchase Plan provides eligible employees the opportunity to purchase shares of our common stock at a discount through payroll deductions.

     A total of 500,000 shares of our common stock are authorized for issuance under the 2000 Employee Stock Purchase Plan. In addition, the number of shares authorized for issuance under the 2000 Employee Stock Purchase Plan will increase annually on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 1% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, 500,000 shares, or such other amount as may be determined by our board of directors.

     Our board of directors or a committee of our board administers the 2000 Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the 2000 Employee Stock Purchase Plan.

     All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2000 Employee Stock Purchase Plan if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - whose rights to purchase stock under all of our employee stock purchase plans accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

     Our 2000 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1st and November 1st of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or after May 1, 2002.

     Our 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings. A participant may purchase a maximum of 7,500 shares during a 6-month purchase period.

     Amounts deducted from a participant's eligible compensation and accumulated during a six month purchase period are used to purchase shares of our common stock at the end of the six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under the 2000 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2000 Employee Stock Purchase Plan.

     In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     Our 2000 Employee Stock Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our 2000 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the 2000 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our 2000 Employee Stock Purchase Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK

     In August and October 1998, we sold a total of 2,659,489 shares of our series A convertible preferred stock at a price of $1.00 per share. In October and November 1999, we sold a total of 5,405,405 shares of our series B redeemable convertible preferred stock at a price of $1.85 per share. In February 2000, we sold a total of 3,044,018 shares of our series C redeemable convertible preferred stock at a price of $5.00 per share. The following officers, directors and 5% stockholders purchased shares of our preferred stock in these financings:

                      PURCHASER                        SERIES A     SERIES B     SERIES C
                      ---------                        ---------    ---------    ---------
John Griffin and entities and persons affiliated with
  Blue Ridge Limited Partnership.....................  1,000,000      270,270      440,000
Cascade Investment, LLC..............................         --           --    2,000,000
GMS Capital Partners, L.P............................         --    1,000,000      146,070
TVM-Techno Venture Management III GmbH...............         --    1,459,449      184,655
Nadav Friedmann, M.D., Ph.D..........................     20,000           --           --
Sanford R. Robertson.................................    200,000           --           --
Entities affiliated with Michael J. O'Donnell........         --       12,838        1,876

INVESTOR RIGHTS AGREEMENT

     We have entered into an agreement pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock." Concurrently with the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Limitation on Directors' Liability and Indemnification."

SEVERANCE ARRANGEMENTS

     We executed employment offer letters for Mr. Johnson and Mr. Jennings in November and December 1999, respectively. Pursuant to these offer letters, Mr. Johnson and Mr. Jennings receive annual base salaries of $155,000 and $195,000, respectively. In addition, Mr. Johnson was permitted to purchase 190,000 shares of our common stock at a per share exercise price of $0.20 subject to our repurchase right, and Mr. Jennings received an option to purchase 225,000 shares of our common stock at a per share exercise price of $1.00. We may terminate either officer's employment at any time and for any reason or no reason. However, if we terminate Mr. Johnson's employment without cause after November 23, 2000, or Mr. Jennings' employment without cause after December 3, 2000, we must pay severance equal to the officer's base salary until the sooner of the date that he secures new employment, or the date that is three months after the date of his termination. Neither officer will receive any severance if we terminate his employment within the first year, if he voluntarily terminates his employment any time, or if we terminate him for cause at any time.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of common stock offered hereby by the following:

     - each stockholder known by us to own beneficially more than 5% of our common stock;

     - each of our executive officers named in the compensation table above;

     - each of our directors; and

     - all directors and executive officers as a group.

     As of March 31, 2000, there would have been 20,827,142 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that will become exercisable within 60 days after March 31, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is 250 Grand Avenue, Suite 70, South San Francisco, California 94080.

                                                                              PERCENT OF SHARES
                                                             SHARES            OUTSTANDING(2)
                                                          BENEFICIALLY    -------------------------
                                                          OWNED PRIOR     PRIOR TO
          NAME OR GROUP OF BENEFICIAL OWNERS             TO OFFERING(1)   OFFERING   AFTER OFFERING
          ----------------------------------             --------------   --------   --------------
William H. Gates, III(3)...............................     2,000,000        9.6%          7.7%
  2365 Carillon Point
  Kirkland, WA 98033
TVM-Techno Venture Management III GmbH(4)..............     1,644,104        7.9           6.4
  101 Arch Street, Suite 1950
  Boston, MA 02110
John Griffin(5)........................................     1,710,270        8.2           6.6
  Blue Ridge Limited Partnership
  660 Madison Avenue
  New York, NY 10021
GMS Capital Partners, L.P.(6)..........................     1,146,070        5.5           4.4
  405 Park Avenue, 16th Floor
  New York, NY 10022
Remi Barbier(7)........................................     8,180,000       39.3          31.7
Gert Caspritz, Ph.D.(8)................................     1,644,104        7.9           6.4
  101 Arch Street, Suite 1950
  Boston, MA 02110
Sanford R. Robertson(9)................................       258,333        1.2           1.0
  One Maritime Plaza, Suite 2500
  San Francisco, CA 94111
David L. Johnson(10)...................................       190,000          *             *
Barry M. Sherman, M.D.(11).............................       114,584          *             *

                                                                              PERCENT OF SHARES
                                                             SHARES            OUTSTANDING(2)
                                                          BENEFICIALLY    -------------------------
                                                          OWNED PRIOR     PRIOR TO
          NAME OR GROUP OF BENEFICIAL OWNERS             TO OFFERING(1)   OFFERING   AFTER OFFERING
          ----------------------------------             --------------   --------   --------------
Nadav Friedmann, M.D., Ph.D.(12).......................       128,333          *             *
  91 Bacon Court
  Lafayette, CA 94549
Michael J. O'Donnell(13)...............................        65,756          *             *
  Wilson Sonsini Goodrich & Rosati
  650 Page Mill Road
  Palo Alto, CA 94304-1050
Edmon R. Jennings(14)..................................        14,063          *             *
Wilfred R. Konneker, Ph.D..............................            --         --            --
  Konneker Development Corporation
  142 Enchanted Parkway, Suite 200
  Manchester, MO 63021
All directors and executive officers as a group
  (9 persons)(15)......................................    10,595,173       50.9%         41.0%

-------------------------
  * Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company's Common Stock.

 (1) Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

 (2) Applicable percentage of ownership is based on 20,827,142 shares of Common Stock outstanding prior to this offering.

 (3) Includes 2,000,000 shares held by Cascade Investment, LLC, which is controlled by William H. Gates, III.

 (4) TVM Techno Venture Management III GmbH is controlled by its two Managing Directors, Helmut Schuhsler and Friedrich Bornikee.

 (5) Includes 1,090,270 shares held by Blue Ridge Limited Partnership, 40,000 shares held by Blue Ridge Private Equity Fund, and 580,000 shares held by John Griffin. All of the shares held by Blue Ridge Limited Partnership and Blue Ridge Private Equity Fund are beneficially owned by John Griffin.

 (6) GMS Capital Investments, L.L.C. is the general partner of GMS Capital Partners, L.P. Joachim Gfeeller, David Meek and Andrew Stallman are the managing members of GMS Capital Investments, L.L.C.

 (7) All of these shares are subject to our right of repurchase which lapses over time.

 (8) Includes 1,644,104 shares held by TVM-Techno Venture Management III GmbH. Dr. Caspritz, a Director of the Company, is the Investment Manager of TVM-Techno Venture Management.

     Dr. Caspritz disclaims beneficial ownership of the shares held by TVM-Techno Venture Management III GmbH, except to the extent of his partnership interest in such shares.

 (9) Includes 8,333 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.

(10) All of these shares are subject to our right of repurchase which lapses over time.

(11) Includes 114,584 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.

(12) Includes 8,333 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.

(13) Includes 45,000 shares held by WS Investment Company 98B, 12,162 shares held by WS Investment Company 99B, 1,777 shares held by WS Investment Company 2000A, 5,775 shares held by Michael J. O'Donnell and 1,042 shares issuable to Mr. O'Donnell pursuant to options exercisable within 60 days of March 31, 2000. Mr. O'Donnell, a Director of the Company, is a General Partner of WS Investment Company. Mr. O'Donnell disclaims beneficial ownership of the shares held by WS Investment Company, except to the extent of his partnership interest in such shares. Mr. O'Donnell is also a partner in Wilson Sonsini Goodrich & Rosati, our corporate counsel.

(14) Includes 14,063 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.

(15) Includes 146,355 shares issuable pursuant to options exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, we will be authorized to issue shares, $0.001 par value per share, to be divided into two classes to be designated common stock and preferred stock. Of the shares authorized, 120,000,000 shares shall be designated as common stock and 10,000,000 shares shall be designated as preferred stock. The following description of our capital stock is only a summary. For a complete description of our capital stock, you should refer to our certificate of incorporation and bylaws as in effect upon the completion of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.

COMMON STOCK

     As of March 31, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock, there were 20,827,142 shares of common stock outstanding which were held by approximately 85 stockholders. There will be 25,827,142 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after March 31, 2000) after giving effect to the sale of our common stock in this offering. In addition to 1,757,970 shares issuable upon exercise of outstanding options, and 223,800 shares available for issuance under our 1998 Stock Plan, as amended there are an aggregate of 500,000 shares reserved for issuance under our 2000 Employee Stock Purchase Plan. See "Management -- Stock Plans" for a description of our stock plans.

     The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation to be filed concurrently with completion of this offering, does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     Upon the completion of this offering and filing of our amended and restated certificate of incorporation, we will not have any shares of preferred stock outstanding, however, our board of directors will be authorized, without action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock.

     The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying or preventing a change in our control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS TO PURCHASE COMMON STOCK

     As of March 31, 2000, we had the following warrants outstanding to purchase a total of 340,000 shares of our capital stock:

     - 70,000 shares of our common stock at an exercise price of $1.00 per share, terminating 2005;

     - 120,000 shares of our common stock at an exercise price of $5.00 per share terminating 2005; and

     - 150,000 shares of our series A convertible preferred stock which are convertible into 150,000 shares or our common stock at an exercise price of $1.00 per share, terminating June 5, 2010.

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement we entered into with holders of 11,108,912 shares of our common stock (assuming conversion of all outstanding shares of preferred stock), the holders of these shares are entitled to certain registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of five years after the effective date of this offering, the date on which all securities subject to registration rights have been sold, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Action in any 90-day period.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

     - the acquisition of us by means of a tender offer;

     - the acquisition of us by proxy contest or other means; and

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

     Election and Removal of Directors. Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation filed in connection with this offering and restated bylaws do not provide for cumulative voting in the election of directors.

     Stockholder Meetings. Under our amended and restated certificate of incorporation and amended and restated bylaws, only our board of directors, chairman of the board or chief executive officer may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and eliminates cumulative voting.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring or delaying hostile takeovers or delaying changes in control or management.

     Section 203. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

     - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, LLC.

THE NASDAQ STOCK MARKET'S NATIONAL MARKET LISTING

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PTIE."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our stock. After we complete this offering, based upon the number of shares outstanding at March 31, 2000, there will be 25,827,142 shares of our common stock outstanding. Of these outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

LOCK-UP AGREEMENTS

     20,967,091 shares of our common stock outstanding after this offering will be subject to lock-up agreements which expire 180 days after the date of this prospectus. Upon expiration of the 180-day lock-up period, all of these shares will be eligible for sale in the public market subject to the provisions of Rule 144 or Rule 701 under the Securities Act. In the lock-up agreements, our stockholders agreed that, for a period of 180 days after the date of this prospectus, they will not sell, contract to sell or otherwise dispose of any shares of our common stock, or any shares convertible into or exchangeable for shares of our common stock, owned directly by them or with respect to which they have the power of disposition, without the prior written consent of Thomas Weisel Partners LLC.

SALES OF RESTRICTED SHARES

     In addition to being subject to the lock-up agreements 20,967,091 shares are deemed "restricted securities" under Rule 144. In general under Rule 144 a stockholder, including one of our affiliates, who has beneficially owned his or her restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 258,000 shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale was filed under Rule 144, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a stockholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements of Rule 144.

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS

     We intend to file registration statements on Form S-8 under the Securities Act to register an aggregate of 5,200,000 shares of common stock issuable under our 1998 Stock Plan and the 2000 Employee Stock Purchase Plan. Shares issued upon exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 11,108,912 shares of our common stock and of warrants to purchase 150,000 shares of our series A convertible preferred stock and warrants to purchase 120,000 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act even if the shares would have been subject to Rule 144 restrictions. Please see "Description of Capital
Stock -- Registration Rights" for a more detailed description of these registration rights. After registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of the principal United States federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person who holds our common stock other than:

     - a citizen or resident of the United States,

     - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States,

     - an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or

     - a trust subject to the primary supervision of a United States court and the control of one or more United States persons, or a trust (other than a wholly-owned grantor trust) that was treated as a domestic trust despite not meeting the requirements described above.

     This discussion does not consider:

     - state, local or foreign tax consequences,

     - specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position in light of their particular circumstances,

     - the tax consequences for the stockholders or beneficiaries of a Non-U.S. holder,

     - special tax rules that may apply to certain Non-U.S. Holders, including without limitation, partnerships, banks, insurance companies, dealers in securities and traders in securities, or

     - special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

     The following discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, also known as the Code, applicable Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion assumes that our common stock is held as a capital asset. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of our common stock, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, known as United States trade or business income, are generally subject to United States federal income tax on a net income basis at regular graduated rates, but are not generally subject to the

30% withholding tax if the Non-U.S. Holder files the appropriate United States Internal Revenue Service form with the payor. Any United States trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

     Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treat rate. For dividends paid after 2000, a Non-U.S. Holder of our common stock who clams the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of our common stock that is eligible for a reduced rate of United States withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the United States Internal Revenue Services.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of our common stock unless:

     - the gain is United States trade or business income, in which case the branch profits tax described above may apply to a corporate Non-U.S. Holder,

     - the Non-U.S. Holder is an individual who holds our common stock as a capital asset within the meaning of Section 1221 of the Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements,the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States tax law applicable to certain United States expatriates, or

     - we are or have been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the period that the Non-U.S. Holder held our common stock.

     Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interest, such as interest in real property located in the United States or the Virgin islands, and certain interests in other United States real property holding corporations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we have never been, are not currently and are not likely to become a United States real property holding corporation for United States federal income tax purposes.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     We must report annually to the United States Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Under certain circumstances, United States Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on our common stock. Under currently applicable law, Non-U.S. Holders of our common stock, generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the United States. For dividends paid after 2000, however, a Non-U.S. Holder of our common stock that fails to certify its Non-U.S. holder status in accordance with applicable United States Treasury Regulations may be subject to backup withholding at a rate of 31% of dividends.

     The payment of the proceeds of the disposition of our common stock by a holder to or through the United States office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of our common stock to or through a foreign office of a foreign broker will not be subject to backup withholding or information reporting unless the foreign broker will not be subject to backup withholding or information reporting unless the foreign broker is a United States related person. In the case of the payment of proceeds from the disposition of our common stock by or through a foreign office of a broker that is a United States person or a "United States related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its foreign status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a United States related person is:

     - a "controlled foreign corporation" for United States federal income tax purposes,

     - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United State trade or business,

     - effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by United States persons, or (B) the partnership is engaged in a United States trade or business, or

     - certain U.S. branches of foreign banks or insurance companies.

     Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a foreign office or a broker that is a United States person or a United States related person unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a United States person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, CIBC World Markets Corp. and Tucker Anthony Incorporated, has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Thomas Weisel Partners LLC..................................
CIBC World Markets Corp. ...................................
Tucker Anthony Incorporated.................................
                                                              ---------
  Total.....................................................  5,000,000
                                                              =========

     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

     Thomas Weisel Partners LLC expects to deliver the shares of common stock to
purchasers on                      , 2000.

OVER-ALLOTMENT OPTION

     We have granted a 30-day over-allotment option to the underwriters to purchase up to a total of 750,000 additional shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

STOCK MARKET LISTING

     We expect our common stock will be quoted on the Nasdaq National Market under the symbol "PTIE."

DETERMINATION OF OFFERING PRICE

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

     - the valuation multiples of publicly-traded companies that the representatives believe are comparable to us;

     - our financial information;

     - our history and prospects and the outlook for our industry;

     - an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

     - the present state of our development and the progress of our business plan; and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for our shares may not develop. Even if an active market does develop, the public price at which our shares trade in the future may be below the offering price.

COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at this price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and the other dealers specified may reallow, concessions, not in excess of $0.10 per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

     The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                            TOTAL
                                                               --------------------------------
                                                                  WITHOUT             WITH
                                                  PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                  ---------    --------------    --------------
Underwriting discounts and commissions paid by
  us............................................    $            $                 $
Expenses payable by us..........................    $            $                 $

INDEMNIFICATION OF THE UNDERWRITERS

     We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

RESERVED SHARES

     The underwriters, at our request, have reserved for sale at the initial public offering price up to 250,000 shares of common stock to be sold in this offering for sale to our employees and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in this offering.

NO SALES OF SIMILAR SECURITIES

     Our directors, officers and securityholders holding a total of 20,967,091 shares of common stock have agreed or have a contractual obligation to agree, subject to specified exceptions, not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus.

     We have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell, or otherwise dispose of any shares of common stock, except for the shares of common stock offered in the offering and the shares of common stock issuable upon exercise of outstanding options and warrants on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Thomas Weisel Partners LLC has been named as a lead or co-manager on 164 filed public offerings of equity securities, of which 120 have been completed, and has acted as a syndicate member in an additional 95 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

NASDAQ NATIONAL MARKET LISTING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock was determined through negotiations between us and representatives of the underwriters. Some of the factors considered in these negotiations included our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "PTIE". We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

DISCRETIONARY ACCOUNTS

     The underwriters do not expect sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any stabilization or other transaction. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters will be passed upon for the underwriters by O'Melveny & Myers LLP, San Francisco, California. As of the date of this prospectus, investment partnerships composed of certain members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to individual members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 64,714 shares of our preferred and common stock.

                                    EXPERTS

     The financial statements of Pain Therapeutics, Inc. (a development stage enterprise) as of December 31, 1998 and 1999, and for the period from May 4, 1998 (inception) through December 31, 1998, the year ended December 31, 1999, and the period from May 4, 1998 (inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus that describe the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity (Deficit)................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pain Therapeutics, Inc.:

     We have audited the accompanying balance sheets of Pain Therapeutics, Inc. (a development stage enterprise) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from May 4, 1998 (inception) through December 31, 1998, for the year ended December 31, 1999 and for the period from May 4, 1998 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pain Therapeutics, Inc. (a development stage enterprise) as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from May 4, 1998 (inception) through December 31, 1998, for the year ended December 31, 1999 and for the period from May 4, 1998 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

San Francisco, California
February 26, 2000, except as to note 7
which is as of March 9, 2000

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                                       MARCH 31, 2000
                                                                                ----------------------------
                                                                                                 PRO FORMA
                                                                                               STOCKHOLDERS'
                                                  DECEMBER 31,   DECEMBER 31,                     EQUITY
                                                      1998           1999          ACTUAL        (NOTE 1)
                                                  ------------   ------------   ------------   -------------
                                                                                (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................   $2,333,512    $ 9,339,669    $ 22,179,362
  Interest receivable...........................        3,138         15,362          32,095
  Prepaid expenses..............................       35,496         41,387          71,650
                                                   ----------    -----------    ------------
    Total current assets........................    2,372,146      9,396,418      22,283,107
Property and equipment, net.....................       10,454         44,755         121,513
Deferred financing costs........................           --             --         460,179
                                                   ----------    -----------    ------------
    Total assets................................   $2,382,600    $ 9,441,173    $ 22,864,799
                                                   ==========    ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable..............................   $  108,108    $   300,587    $    487,663
                                                   ----------    -----------    ------------
    Total liabilities...........................      108,108        300,587         487,663
                                                   ----------    -----------    ------------
Commitments and contingencies
Redeemable convertible preferred stock --
  Series C $.001 par value; 3,044,018 shares
    authorized; 3,200,000 shares designated,
    issued and outstanding at March 31, 2000;
    none pro forma; liquidation preference and
    redemption value of $5 per share............           --             --      14,231,595             --
  Series B $.001 par value; 5,405,405 shares
    authorized; 5,405,405 shares designated,
    issued and outstanding in 1999 and 2000;
    none pro forma; liquidation preference and
    redemption value of $1.85 per share.........           --      9,703,903       9,703,903             --
                                                   ----------    -----------    ------------    -----------
                                                           --      9,703,903      23,935,498             --
                                                   ----------    -----------    ------------    -----------
Stockholders' equity (deficit):
  Convertible preferred stock -- Series A $.001
    par value; 3,500,000 shares authorized;
    2,659,489 shares issued and outstanding in
    1998, 1999 and 2000; none pro forma;
    liquidation preference of $1.00 per share...        2,660          2,660           2,660             --
  Common stock, $.001 par value; 20,000,000
    shares authorized and 9,000,000 and
    9,445,000 issued and outstanding as of
    December 31, 1998 and 1999, respectively;
    22,000,000 shares authorized and 9,718,230
    shares issued and outstanding as of March
    31, 2000, 20,827,142 shares issued and
    outstanding pro forma.......................        9,000          9,445           9,718         20,827
  Additional paid-in-capital....................    2,686,839      9,367,750      17,697,759     41,624,808
  Deferred compensation.........................           --     (4,980,180)     (8,448,370)    (8,448,370)
  Notes receivable..............................      (35,000)       (74,400)       (123,400)      (123,400)
  Deficit accumulated during the development
    stage.......................................     (389,007)    (4,888,592)    (10,696,729)   (10,696,729)
                                                   ----------    -----------    ------------    -----------
    Total stockholders' equity (deficit)........    2,274,492       (563,317)     (1,558,362)    22,377,136
                                                   ----------    -----------    ------------    ===========
    Total liabilities and stockholders' equity
      (deficit).................................   $2,382,600    $ 9,441,173    $ 22,864,799
                                                   ==========    ===========    ============

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                PERIOD FROM
                                MAY 4, 1998                   MAY 4, 1998
                                (INCEPTION)                   (INCEPTION)        THREE MONTHS ENDED        MAY 4, 1998
                                  THROUGH       YEAR ENDED      THROUGH              MARCH 31,             (INCEPTION)
                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   --------------------------      THROUGH
                                    1998           1999           1999          1999           2000       MARCH 31, 2000
                                ------------   ------------   ------------   -----------   ------------   --------------
                                                                             (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Operating expenses:
  Licensing fees..............   $  100,000    $        --    $   100,000    $       --    $         --    $    100,000
  Research and development....      200,000      2,092,119      2,292,119            --       1,433,268       3,725,387
  General and
    administrative............      122,168      2,567,355      2,689,523       118,257       4,619,719       7,309,242
                                 ----------    -----------    -----------    ----------    ------------    ------------
    Total expenses............      422,168      4,659,474      5,081,642       118,257       6,052,987      11,134,629
                                 ----------    -----------    -----------    ----------    ------------    ------------
    Operating loss............     (422,168)    (4,659,474)    (5,081,642)     (118,257)     (6,052,987)    (11,134,629)
Other income:
  Interest income.............       33,961        160,689        194,650        27,407         245,050         439,700
                                 ----------    -----------    -----------    ----------    ------------    ------------
    Net loss before income
      taxes...................     (388,207)    (4,498,785)    (4,886,992)      (90,850)     (5,807,937)    (10,694,929)
Income tax expense............          800            800          1,600           200             200           1,800
                                 ----------    -----------    -----------    ----------    ------------    ------------
    Net loss..................     (389,007)    (4,499,585)    (4,888,592)      (91,050)     (5,808,137)    (10,696,729)
Return to series C preferred
  shareholders for beneficial
  conversion feature..........           --             --             --            --     (14,231,595)    (14,231,595)
                                 ----------    -----------    -----------    ----------    ------------    ------------
Loss available to common
  shareholders................   $ (389,007)   $(4,499,585)   $(4,888,592)   $  (91,050)   $(20,039,732)   $(24,928,324)
                                 ==========    ===========    ===========    ==========    ============    ============
Basic and diluted loss per
  share.......................   $    (0.06)   $     (0.48)                  $    (0.01)   $      (2.10)
                                 ==========    ===========                   ==========    ============
Weighted-average shares used
  in computing basic and
  diluted loss per share......    6,948,637      9,322,441                    9,000,000       9,528,957
                                 ==========    ===========                   ==========    ============

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE PERIOD MAY 4, 1998 (INCEPTION) THROUGH
              DECEMBER 31, 1998, THE YEAR ENDED DECEMBER 31, 1999,
                   AND THE THREE MONTHS ENDED MARCH 31, 2000

                                     SERIES A CONVERTIBLE
                                        PREFERRED STOCK          COMMON STOCK        ADDITIONAL                      NOTE
                                     ---------------------   ---------------------     PAID-IN       DEFERRED     RECEIVABLE
                                      SHARES     PAR VALUE    SHARES     PAR VALUE     CAPITAL     COMPENSATION   FOR STOCK
                                     ---------   ---------   ---------   ---------   -----------   ------------   ----------
Balance -- May 4, 1998
  (inception)......................         --    $   --            --    $   --     $        --   $        --    $      --
Common stock issued on June 22,
  1998 at $.001 per share..........         --        --     8,500,000     8,500              --            --           --
Series A convertible preferred
  stock issued between August 14,
  1998 and October 28, 1998 at
  $1.00 per share
  (net of issuance costs of
  $19,490).........................  2,659,489     2,660            --        --       2,637,339            --           --
Common stock issued on September
  23, 1998 at $.10 per share for
  notes receivable.................         --        --       350,000       350          34,650            --      (35,000)
Common stock issued on September
  23, 1998 at $.10 per share for
  cash.............................         --        --       150,000       150          14,850            --           --
Net loss...........................         --        --            --        --              --            --           --
                                     ---------    ------     ---------    ------     -----------   -----------    ---------
Balance -- December 31, 1998.......  2,659,489     2,660     9,000,000     9,000       2,686,839            --      (35,000)
Payment on note receivable.........         --        --            --        --              --            --        5,000
Common stock issued between April 1
  and May 3, 1999 at $.10 per share
  for notes receivable.............         --        --       444,000       444          43,956            --      (44,400)
Issuance of common stock pursuant
  to exercise of stock options.....         --        --         1,000         1              99            --           --
Issuance of warrants in connection
  with lease in August 1999........         --        --            --        --          33,810            --           --
Deferred compensation with respect
  to options issuances during
  1999.............................         --        --            --        --       6,515,027    (6,515,027)          --
Amortization of deferred
  compensation.....................         --        --            --        --              --     1,534,847           --
Compensation expense with respect
  to non-employee option grants....         --        --            --        --          88,019            --           --
Net loss...........................         --        --            --        --              --            --           --
                                     ---------    ------     ---------    ------     -----------   -----------    ---------
Balance -- December 31, 1999.......  2,659,489     2,660     9,445,000     9,445       9,367,750    (4,980,180)     (74,400)
Common stock issued between January
  1 and March 31, 2000 at $0.20 per
  share for notes receivable
  (unaudited)......................         --        --       245,000       245          48,755            --      (49,000)
Issuance of common stock pursuant
  to exercise of stock options
  (unaudited)......................         --        --        28,230        28           3,014            --           --
Issuance of warrants in connection
  with the series C preferred stock
  offering (unaudited).............         --        --            --        --         963,240            --           --
Deferred compensation with respect
  to option issuances
  (unaudited)......................         --        --            --        --       4,669,000    (4,669,000)          --
Amortization of deferred
  compensation (unaudited).........         --        --            --        --              --     1,200,810           --
Charges related to stock purchase
  rights (unaudited)...............         --        --            --        --       2,646,000            --           --
Beneficial conversion feature of
  series C preferred stock
  (unaudited)......................         --        --            --        --      14,231,595            --           --
Return to series C preferred
  shareholders for beneficial
  conversion feature (unaudited)...         --        --            --        --     (14,231,595)           --           --
Net loss (unaudited)...............         --        --            --        --              --            --           --
                                     ---------    ------     ---------    ------     -----------   -----------    ---------
Balance -- March 31, 2000
  (unaudited)......................  2,659,489    $2,660     9,718,230    $9,718     $17,697,759   $(8,448,370)   $(123,400)
                                     =========    ======     =========    ======     ===========   ===========    =========

                                       DEFICIT
                                     ACCUMULATED
                                        DURING      STOCKHOLDERS'
                                     DEVELOPMENT       EQUITY
                                        STAGE         (DEFICIT)
                                     ------------   -------------
Balance -- May 4, 1998
  (inception)......................  $         --    $        --
Common stock issued on June 22,
  1998 at $.001 per share..........            --          8,500
Series A convertible preferred
  stock issued between August 14,
  1998 and October 28, 1998 at
  $1.00 per share
  (net of issuance costs of
  $19,490).........................            --      2,639,999
Common stock issued on September
  23, 1998 at $.10 per share for
  notes receivable.................            --             --
Common stock issued on September
  23, 1998 at $.10 per share for
  cash.............................            --         15,000
Net loss...........................      (389,007)      (389,007)
                                     ------------    -----------
Balance -- December 31, 1998.......      (389,007)     2,274,492
Payment on note receivable.........            --          5,000
Common stock issued between April 1
  and May 3, 1999 at $.10 per share
  for notes receivable.............            --             --
Issuance of common stock pursuant
  to exercise of stock options.....            --            100
Issuance of warrants in connection
  with lease in August 1999........            --         33,810
Deferred compensation with respect
  to options issuances during
  1999.............................            --             --
Amortization of deferred
  compensation.....................            --      1,534,847
Compensation expense with respect
  to non-employee option grants....            --         88,019
Net loss...........................    (4,499,585)    (4,499,585)
                                     ------------    -----------
Balance -- December 31, 1999.......    (4,888,592)      (563,317)
Common stock issued between January
  1 and March 31, 2000 at $0.20 per
  share for notes receivable
  (unaudited)......................            --             --
Issuance of common stock pursuant
  to exercise of stock options
  (unaudited)......................            --          3,042
Issuance of warrants in connection
  with the series C preferred stock
  offering (unaudited).............            --        963,240
Deferred compensation with respect
  to option issuances
  (unaudited)......................            --             --
Amortization of deferred
  compensation (unaudited).........            --      1,200,810
Charges related to stock purchase
  rights (unaudited)...............            --      2,646,000
Beneficial conversion feature of
  series C preferred stock
  (unaudited)......................            --     14,231,595
Return to series C preferred
  shareholders for beneficial
  conversion feature (unaudited)...            --    (14,231,595)
Net loss (unaudited)...............    (5,808,137)    (5,808,137)
                                     ------------    -----------
Balance -- March 31, 2000
  (unaudited)......................  $(10,696,729)   $(1,558,362)
                                     ============    ===========

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                             PERIOD FROM
                                             MAY 4, 1998                   MAY 4, 1998          THREE MONTHS         MAY 4, 1997
                                             (INCEPTION)                   (INCEPTION)             ENDED             (INCEPTION)
                                               THROUGH       YEAR ENDED      THROUGH             MARCH 31,             THROUGH
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ------------------------    MARCH 31,
                                                 1998           1999           1999          1999         2000           2000
                                             ------------   ------------   ------------   ----------   -----------   ------------
                                                                                                (UNAUDITED)          (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................   $ (389,007)   $(4,499,585)   $(4,888,592)   $  (91,050)  $(5,808,137)  $(10,696,729)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization..........          518          4,244          4,762           549         6,454         11,216
    Amortization of deferred
      compensation.........................           --      1,534,847      1,534,847        17,083     1,200,810      2,735,657
    Noncash expense for options and
      warrants issued......................           --        121,829        121,829            --     2,646,000      2,767,829
    Changes in operating assets and
      liabilities:
      Interest receivable..................       (3,138)       (12,224)       (15,362)         (171)      (16,733)       (32,095)
      Prepaid expenses.....................      (35,496)        (5,891)       (41,387)      (27,951)      (30,263)       (71,650)
      Accounts payable.....................      108,108        162,479        270,587      (100,988)      187,076        457,663
                                              ----------    -----------    -----------    ----------   -----------   ------------
        Net cash used in operating
          activities.......................     (319,015)    (2,694,301)    (3,013,316)     (202,528)   (1,814,793)    (4,828,109)
                                              ----------    -----------    -----------    ----------   -----------   ------------
Cash flows used in investing
  activities -- purchase of property and
  equipment................................      (10,972)       (38,545)       (49,517)           --       (83,212)      (132,729)
                                              ----------    -----------    -----------    ----------   -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of series B
    redeemable convertible preferred stock
    (net of issuance costs of $296,096)....           --      9,733,903      9,733,903            --            --      9,733,903
  Proceeds from issuance of series C
    redeemable convertible preferred stock
    (net of cash issuance costs of
    $25,255)...............................           --             --             --            --    15,194,835     15,194,835
  Deferred financing costs.................           --             --             --            --      (460,179)      (460,179)
  Stock subscription received..............           --          5,000          5,000         5,000            --          5,000
  Proceeds from issuance of series A
    convertible preferred stock (net of
    issuance costs of $19,490).............    2,639,999             --      2,639,999            --            --      2,639,999
  Proceeds from issuance of common stock...       23,500            100         23,600        33,810         3,042         26,642
                                              ----------    -----------    -----------    ----------   -----------   ------------
        Net cash provided by financing
          activities.......................    2,663,499      9,739,003     12,402,502        38,810    14,737,698     27,140,200
                                              ----------    -----------    -----------    ----------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents..............................    2,333,512      7,006,157      9,339,669      (163,718)   12,839,693     22,179,362
Cash and cash equivalents at beginning of
  period...................................           --      2,333,512             --     2,333,512     9,339,669             --
                                              ----------    -----------    -----------    ----------   -----------   ------------
Cash and cash equivalents at end of
  period...................................   $2,333,512    $ 9,339,669    $ 9,339,669    $2,169,794   $22,179,362   $ 22,179,362
                                              ==========    ===========    ===========    ==========   ===========   ============
Supplemental cash flow information:
  Cash paid for income taxes...............   $       --    $     1,600    $     1,600
                                              ==========    ===========    ===========

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

     Pain Therapeutics, Inc. (a development stage enterprise) is a clinical-stage specialty pharmaceutical company which was incorporated on May 4, 1998. Since our inception in May 1998, we have licensed proprietary technology from Albert Einstein College of Medicine and have devoted substantially all of our resources to the development of a new generation of opioid painkillers with improved clinical benefits, which are based on the acquired technology.

     Our development activities involve inherent risks. These risks include, among others, dependence on key personnel and determination of patentability of our products and processes. In addition, we have product candidates which have not yet obtained Food and Drug Administration approval. Successful future operations depend on our ability to obtain approval for and commercialize these products.

     On March 9, 2000, our Board of Directors authorized our management to file a Registration Statement with the Securities and Exchange Commission to sell shares of our common stock to the public.

Interim Financial Statements

     The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 and the period from May 4, 1998 (inception) through March 31, 2000 is unaudited. This interim financial information has been prepared on substantially the same basis as the audited financial statements and in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information set forth therein.

Cash and Cash Equivalents

     We consider all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. We maintain our cash at one financial institution. Our balances are in excess of federal depository insurance limitations.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized.

Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Fair Value of Financial Instruments

     Interest and stock subscriptions receivables are considered to have carrying amounts that approximate fair value because of the short maturity of these financial instruments. Notes receivable are considered to have carrying amounts that approximate fair value as they bear a market rate of interest. The series B and series C redeemable, convertible preferred stock has a carrying amount that approximates fair value as the redemption amount equals the carrying amount (see note 7 regarding series C redeemable convertible preferred stock).

Research and Development Costs

     Research and development costs and the costs of obtaining licenses used in research and development are charged to expense as incurred.

Impairment of Long-Lived Assets

     We review, as circumstances dictate, the carrying amount of our long-lived assets. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by comparing the projected undiscounted net cash flows of the long-lived assets against their respective carrying amounts. The amount of impairment, if any, is measured based on the excess of the carrying value over the fair value. No such events have occurred with respect to the Company's long-lived assets.

Stock-Based Compensation

     Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, establishes a fair-value method of accounting for stock options and similar equity instruments. The fair-value method requires compensation cost to be measured at the grant date based on the value of the award, and is recognized over the service period. SFAS No. 123 allows companies to either account for stock-based compensation to employees under the provisions of SFAS No. 123 or under the provisions of Accounting Principles Board (APB) Opinion No. 25 and its related interpretations. We have elected to account for our stock-based compensation to employees in accordance with the provisions of APB Opinion No. 25 and provide the pro forma disclosures required under SFAS No. 123.

     We have recorded deferred compensation for the difference between the exercise price and the fair value of the common stock for financial reporting purposes of stock options granted to employees.

     We account for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18 Accounting for Equity

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

     The compensation expense related to all grants is amortized over the vesting period of the related stock options in accordance with Financial Accounting Standards Board Interpretation No. 28 (FIN 28), as that methodology most closely approximates the way in which our options are earned by the option holder.

Comprehensive Loss

     We have no components of other comprehensive loss other than our net loss and, accordingly, our comprehensive loss is equivalent to our net loss for all periods presented.

Business Segments

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires an enterprise to report segment information based on how management internally evaluates the operating performance of its business units (segments). Our operations are confined to one business segment: the discovery and development of new opioid painkillers.

Loss per Share

     Basic loss per share is computed on the basis of the weighted-average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted-average number of common shares plus dilutive potential common shares outstanding using the treasury-stock method. Potential dilutive common shares consist of convertible preferred stock, shares issuable to holders of unexercised employee stock options and outstanding warrants. Convertible preferred stock, options and warrants equivalent to, in the aggregate, 2,809,489 and 9,580,094 shares of common stock as of December 31, 1998 and 1999 and 2,809,489 and 13,206,882 shares of common stock as of March 31, 1999 and 2000, respectively, were not included in the calculation of diluted loss per share because the representative share increments would be antidilutive.

Pro Forma Stockholders' Equity (Unaudited)

     The unaudited pro forma stockholders' equity gives effect to the conversion of 11,108,912 shares of series A convertible preferred stock and B and C redeemable convertible preferred stock outstanding as of March 31, 2000 into shares of common stock, at a conversion rate of 1 common share for each preferred share of series A convertible preferred stock and each share of series B and C redeemable convertible preferred stock, upon the closing of our initial public offering.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31:

                                                               1998       1999
                                                              -------    -------
Machinery and equipment.....................................  $ 7,195    $14,703
Fixtures....................................................    3,777     34,814
                                                              -------    -------
                                                               10,972     49,517
Less accumulated depreciation...............................     (518)    (4,762)
                                                              -------    -------
Property and equipment, net.................................  $10,454    $44,755
                                                              =======    =======

(3) STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock

     On June 22, 1998, we issued 8,500,000 shares of common stock at $0.001 per share. Of these shares, 8,480,000 were issued subject to a repurchase option. The shares are released from our repurchase option over a four-year vesting period at the rate of 1/48 at the end of each month from the date of purchase until all shares are released. Our repurchase option is exercisable only within 90 days following the termination of the purchaser's employment, at which time we are able to repurchase the unvested shares at the original purchase price of $0.001 per share. As of December 31, 1999 4,416,667 shares of common stock were not vested and, therefore, were subject to repurchase by us in the event of termination of the purchaser's employment.

     On September 23, 1998, under the terms of the 1998 Stock Plan (see below), we granted stock purchase rights to and subsequently issued 500,000 shares of common stock at $0.10 per share in exchange for $35,000 in promissory notes and $15,000 in cash. Such shares were issued pursuant to a restricted stock purchase agreement. The shares are released from our repurchase option over a four-year vesting period at the rate of 1/48 at the end of each month from the date of purchase until all shares are released. Our repurchase option is exercisable only within 90 days following the termination of the purchaser's employment or provision of services, at which time we are able to repurchase the unvested shares at the original purchase price of $0.10 per share. As of December 31, 1999, 350,000 shares of common stock were not vested and, therefore, were subject to repurchase by us in the event of termination of the purchaser's employment or provision of services to us.

     On February 25, 1999, under the terms of the 1998 Stock Plan (see below), we granted stock purchase rights to and subsequently issued 444,000 additional shares of common stock at $0.10 per share in exchange for promissory notes. Such shares were issued pursuant to a restricted stock purchase agreement. The shares are released from our repurchase option over a two-year vesting period at the rate of 1/24 at the end of each month from the date of purchase until all shares are released. Our repurchase option is exercisable only within 90 days following the termination of the purchaser's employment or provision of services, at which time we are able to repurchase the unvested shares at the original repurchase price per share. As of December 31, 1999, 190,500 shares of common stock were not vested and, therefore, subject to repurchase by us in the event of termination of the purchaser's employment or provision of services to us.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock.

     We issued 2,659,489 shares of series A convertible preferred stock at $1.00 per share during August and October 1998.

     We issued 5,405,405 shares of series B redeemable convertible preferred stock at $1.85 per share during October and November 1999.

     A summary of the rights, preferences, privileges and restrictions relative to the series A convertible preferred stock and series B redeemable convertible preferred stock (Preferred Stock) follows:

     Dividends. The holders of both the series A convertible preferred stock and series B redeemable convertible preferred stock are entitled to receive dividends, prior and in preference to holders of common stock and on a pari passu basis, at the rate of $0.06 per annum, when and if declared by the Board of Directors. Such dividends are not cumulative. No dividends have been declared to date.

     Liquidation. In the event that we liquidate, dissolve or wind up, the holders of preferred stock shall be entitled to receive, prior and in preference to the holders of common stock, an amount per share equal to (i) $1.00 per share for each share of series A convertible preferred stock, plus declared but unpaid dividends; and (ii) $1.85 per share for each outstanding share of series B redeemable convertible preferred stock, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed are insufficient to pay the full preferential amounts to all the holders of the preferred stock, then our entire assets legally available for distribution shall be distributed ratably among the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive. After the liquidation preference has been paid to the holders of the preferred stock, all remaining assets and funds shall be distributed ratably among the holders of common stock. A merger, consolidation or sale of all or substantially all of our assets, which will result in our stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving corporation, shall be treated as a liquidation.

     Conversion. Each share of preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into common stock. Each share of preferred stock shall be convertible into the number of shares of common stock as is determined by dividing (i) $1.00 in the case of series A convertible preferred stock; or (ii) $1.85 in the case of series B redeemable convertible preferred stock by the conversion price applicable to such shares. The initial conversion price is $1.00 per share of series A convertible preferred stock and $1.85 per share of series B redeemable convertible preferred stock. The preferred stock shall be automatically converted into shares of common stock at the then applicable conversion rate upon the Company's sale of its common stock in a firm commitment underwritten public offering with a sales price per share (as adjusted) of at least $5.00 per share and with aggregate gross proceeds to the Company of at least $15,000,000.

     Antidilution Adjustments. The conversion price of each series of preferred stock is subject to adjustment upon the occurrence of certain events described in our Certificate of Incorporation, including the issuance of common stock for a consideration per share less than the conversion price in effect for each respective series of preferred stock, common stock dividends, common stock splits and recapitalizations.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Redemption. The series A convertible preferred stock is not redeemable. Each holder of series B redeemable convertible preferred stock has the right to require us to redeem up to one-third of such series B redeemable convertible preferred stock on each of October 1, 2005, October 1, 2006 and October 1, 2007, with the right to carryforward such redemption onto subsequent anniversaries to the extent it is not exercised in full on the applicable redemption date. The redemption price per share shall be equal to the original series B redeemable convertible preferred stock purchase price (subject to adjustment) plus all declared but unpaid dividends.

     Voting. Except as otherwise provided or required by law, the holders of both series of preferred stock shall be entitled to vote on an as-converted basis on all matters with the holders of common stock. Consent of more than 50% of the holders of preferred stock, voting together as a class, shall be required in order to (i) amend the Certificate of Incorporation or Bylaws; (ii) liquidate, dissolve or wind up the Company; or (iii) sell or otherwise dispose of all or substantially all of the Company's assets or merge into or consolidate with another entity, as a result of which the holders of the outstanding shares of the Company prior to the transaction hold less than 50% of the voting power of the surviving corporation and which generates gross proceeds to the Company and its stockholders of $50,000,000 or more. Consent of two-thirds of the holders of series B redeemable convertible preferred stock, voting as a class, is required to consummate a change of control involving gross proceeds to us and our stockholders of less than $50,000,000.

     Registration Rights. The holders of both series of preferred stock have certain registration rights with respect to the preferred stock and the common stock into which the preferred stock is convertible.

     Piggyback Registration Rights. The holders of both series of preferred stock have the right to request that shares of common stock issued or issuable upon conversion of said preferred stock be included in any registration of common stock that we perform. In any such registration, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of the holder. Notwithstanding the foregoing, we have the right to terminate any such registration prior to its effectiveness regardless of any request for inclusion by a holder.

Warrants

     In June 1998, we issued a warrant to purchase 150,000 shares of series A convertible preferred stock at an exercise price of $1.00 per share to one of the holders of the series A convertible preferred stock, in consideration of such holder's advance of funds to us prior to the closing of the series A convertible preferred stock financing. The warrant expires on June 5, 2010. The shares of Series A convertible preferred stock underlying this warrant are entitled to the benefits of the registration rights granted by us to the holders of series A convertible preferred stock.

     In August 1999, we issued a warrant to purchase 70,000 shares of common stock at an exercise price of $1.00 per share to the Company's landlord in connection with the commercial lease of the Company's facilities. The warrant will expire on the fifth anniversary of the Company's initial public offering (or sooner under certain circumstances). The shares of common stock underlying this warrant are not entitled to any registration rights. The fair value of these warrants of $33,810 was estimated using a Black-Scholes model and the following assumptions: estimated volatility of 60%, a risk-free interest rate of 5.27%, no dividend yield, and an expected life of 5 years. This fair value is being amortized to rent expense over the lease term.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1998 Stock Plan

     Pursuant to approval by the board of directors, effective September 23, 1998 we adopted the 1998 Stock Plan, allowing issuance of up to 1,500,000 shares of common stock. The board of directors subsequently amended the 1998 Stock Plan to increase the number of shares of common stock reserved for issuance under the 1998 Stock Plan to 2,500,000. The 1998 Stock Plan will terminate on September 23, 2008 or an earlier date as determined by the board of directors.

     Under the 1998 Stock Plan, employees, directors and consultants (Service Providers) may be granted options that allow for the purchase of shares of our common stock. Nonstatutory stock options and stock purchase rights (see above) may be granted to all Service Providers. Incentive stock options may only be granted to employees.

     Nonstatutory stock options may be granted under the 1998 Stock Plan at a price not less than 110% and 85% of the fair value of the stock on the date the option is granted where (a) the options are granted to Service Providers who, at the time of grant, own stock representing more than 10% of the voting power of all classes of stock, and (b) the options are granted to any other Service Provider, respectively. Incentive stock options may be granted under the 1998 Stock Plan at a price not less than 110% and 100% of the fair market value of the stock on the date the option is granted where (a) the options are granted to employees who, at the time of the grant, own stock representing more than 10% of the voting power of all classes of stock, and (b) the options are granted to any other employee, respectively. The term of the nonstatutory and incentive stock options granted is ten years or less from the date of the grant, as provided for in the individual option agreement.

     Vesting provisions of individual options may vary, except in the case of options granted to officers, directors and consultants where vesting is at a rate of no less than 20% per year over five years from the date of grant. Forfeited options become available for reissuance under the 1998 Stock Plan.

     There were no options granted during the period from May 4, 1998 (inception) through December 31, 1998.

     The following table summarizes option activity under the 1998 Stock Plan:

                                                                                  WEIGHTED-
                                                       RANGE OF       NUMBER       AVERAGE
                                                       EXERCISE         OF        EXERCISE
                                                        PRICES        OPTIONS       PRICE
                                                      -----------    ---------    ---------
Options outstanding as of December 31, 1998.........  $        --           --      $  --
  Granted...........................................  0.10 - 0.20    1,361,200       0.12
  Exercised.........................................     0.10           (1,000)      0.10
  Forfeited.........................................     0.10          (65,000)      0.10
                                                      -----------    ---------      -----
Options outstanding as of December 31, 1999.........  $0.10 - 0.20   1,295,200      $0.12
                                                      -----------    ---------      -----
Total number of shares exercisable as of December
  31, 1999..........................................  $0.10 - 0.20     133,213      $0.11
                                                      ===========    =========      =====

     As of December 31, 1999, 14,800 shares of common stock were available for issuance under the 1998 Stock Plan either under stock options or stock purchase rights.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, we are required to disclose the pro forma effects on net loss and net loss per share as if we had elected to use the fair value approach to account for all of our employee stock-based compensation plans. Had compensation cost of our plans been determined in a manner consistent with the fair value approach of SFAS No. 123, our pro forma net loss and pro forma net loss per share would have been reduced to the pro forma amounts indicated below:

     Pro forma net loss:

                                                         YEARS ENDED DECEMBER 31,
                                                         ------------------------
                                                           1998          1999
                                                         --------     -----------
Net loss as reported...................................  $389,007     $ 4,499,585
Adjusted pro forma net loss............................   389,007       4,505,402
Net loss per share basic and diluted as reported.......      0.06            0.48
Adjusted pro forma.....................................      0.06            0.48

     The per share weighted-average fair value of stock options granted during 1999 was $4.90 on the date of grant using the minimum value method with the following weighted-average assumptions for grants during the period ended December 31, 1999:

Expected dividend yield.....................................            0%
Risk-free interest rate range...............................  5.49 - 6.20%
Expected life...............................................      5 years

     The following table summarizes information about stock options outstanding as of December 31, 1999:

                   OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
           -----------------------------------   ---------------------
                        WEIGHTED-
                         AVERAGE
                        REMAINING    WEIGHTED-    NUMBER     WEIGHTED-
            NUMBER     CONTRACTUAL    AVERAGE       OF        AVERAGE
EXERCISE      OF          LIFE       EXERCISE     VESTED     EXERCISE
 PRICES     OPTIONS      (YEARS)       PRICE      OPTIONS      PRICE
--------   ---------   -----------   ---------   ---------   ---------
$0.10..      992,200      9.48         $0.10      124,588      $0.10
0.20..       303,000      9.94          0.20        8,625       0.20
           ---------      ----         -----      -------      -----
           1,295,200      9.59         $0.12      133,213      $0.11
           ---------      ----         -----      -------      -----

     During the year ended December 31, 1999 we granted stock options under the 1998 Stock Plan to employees and non-employee consultants for which we recorded deferred compensation of $2,283,565 and $4,231,462, respectively. No options were granted in 1998.

     For employees, deferred compensation represents the difference between the exercise price of the option and the fair value of our common stock on the date of grant in accordance with APB No. 25 and its related interpretations. For non-employees, deferred compensation is recorded at the fair value of the options granted in accordance with SFAS No. 123 and EITF 96-18. The fair value for non-employee options was determined using a Black-Scholes model and the following assumptions: estimated volatility of 60%, a risk free interest rate ranging from 5.54 - 6.28%, no dividend yield, and an expected life of the option equal to the options contractual life of ten years from the date of grant.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Compensation expense is being recognized over the vesting period for employees and the service period for non-employees in accordance with FIN No.
28. For the year ended December 31, 1999, amounts amortized to the statement of operations as compensation expense for employees and non-employees was $187,621 and $1,347,226, respectively.

(4) INCOME TAXES

     Income tax expense for the period from May 4, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999 is comprised of the following:

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    -----
1998:
  Federal................................................   $ --          --      $ --
  State..................................................    800          --       800
                                                            ----        ----      ----
                                                            $800          --      $800
                                                            ====        ====      ====
1999:
  Federal................................................   $ --          --      $ --
  State..................................................    800          --       800
                                                            ----        ----      ----
     Total...............................................   $800          --      $800
                                                            ====        ====      ====

     Tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income for the period from May 4, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999 as a result of the following:

                                                               1998          1999
                                                             ---------    -----------
Computed "expected" tax expense (benefit)..................  $(131,990)   $(1,529,587)
Current NOLs for which no benefit was realized.............    130,098      1,528,441
Permanent differences......................................      1,892          1,146
State taxes................................................        800            800
                                                             ---------    -----------
                                                             $     800    $       800
                                                             =========    ===========

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1998 and 1999 is as follows:

                                                           1998          1999
                                                         ---------    -----------
Deferred tax assets:
  Intangible assets....................................  $  11,275    $     8,817
  Issuance of options and warrants.....................         --        634,542
  Net operating loss carryforward......................    141,451      1,323,944
  State taxes..........................................        272            571
  Research and development credit......................     13,000        120,247
                                                         ---------    -----------
     Gross deferred tax assets.........................    165,998      2,088,121
  Valuation allowance..................................   (165,998)    (2,088,121)
                                                         ---------    -----------
     Net deferred tax assets...........................  $      --    $        --
                                                         =========    ===========

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     We have recorded a valuation allowance of $165,998 and $2,088,121 against the deferred tax assets related to temporary differences and credits for federal and state income tax purposes as of December 31, 1998 and 1999, respectively. We believe that realization of these deferred tax assets is not assured, and therefore we have not recognized the related deferred tax benefits. The change in the valuation allowance for the years ended December 31, 1998 and 1999 was $165,998 and $1,922,123, respectively.

     As of December 31, 1999, we have operating loss carryforwards (expiring through 2019 for federal purposes and 2006 for state purposes) of approximately $3,324,000 and $3,323,000 for federal and state income tax purposes, respectively. We have federal research credits (expiring through 2019) of approximately $114,000. We have California research credits (carrying forward indefinitely) of approximately $9,000.

     Under provisions of the Internal Revenue Code, should substantial changes in our ownership occur, the utilization of net operating loss carryforwards may be limited.

(5) AGREEMENT WITH ALBERT EINSTEIN COLLEGE OF MEDICINE

     On May 5, 1998, we entered into an exclusive, worldwide license agreement (the Agreement) with Albert Einstein College of Medicine (AECOM) to gain exclusive rights to certain intellectual property developed and patented by AECOM. In consideration for the terms of the Agreement, we paid AECOM a one-time licensing fee. In addition, we have paid the first three of four research funding installments to be paid over the first two years of the Agreement. We are not obligated to pay the remaining research funding payments in the event that the Agreement is terminated. We are also required to make milestone payments upon achievement of certain events with respect to licensed intellectual property. Royalties for the life of the agreement equal 4% of net product sales. If a product is combined with a drug or other substance for which we are paying an additional royalty, the royalty rate we pay to AECOM is reduced by one-half the amount of such additional royalty.

(6) LEASES

     We lease office space and equipment pursuant to noncancelable operating leases that will expire at various dates through 2002.

     Minimum annual rentals are as follows:

Through December 31, 2000...................................  $25,325
Through December 31, 2001...................................    1,992
Through December 31, 2002...................................    1,328
Through December 31, 2003...................................       --
Through December 31, 2004 and thereafter....................       --
                                                              -------
  Total.....................................................  $28,645
                                                              =======

     Rent expense under noncancelable operating leases was $9,428 and $36,992 for the period from May 4, 1998 through December 31, 1998 and for the year ended December 31, 1999, respectively.

(7) FIRST QUARTER 2000 EVENTS

Series C Redeemable Convertible Preferred Stock

     On February 1, 2000, we issued 3,044,018 shares of series C redeemable convertible preferred stock for approximately $14.2 million, net of issuance costs. The series C redeemable convertible Preferred Stock has the same rights, preferences and privileges as the series B redeemable convertible preferred stock.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In connection with the issuance of the series C redeemable convertible preferred stock, we issued warrants to purchase 120,000 shares of common stock at $5 a share. The fair value of these warrants of $963,240 was estimated using a Black-Scholes model and the following assumptions: estimated volatility of 60%, a risk-free interest rate of 4.59%, no dividend yield, and an expected life equal to the contractual term of 5 years. This fair value was recognized as an increase to additional paid-in capital in the three months ended March 31, 2000.

     We determined that our series C preferred stock was issued with a beneficial conversion feature. The beneficial conversion feature has been recognized by allocating a portion of the preferred stock proceeds equal to the intrinsic value of that feature, limited to the net proceeds received (approximately $14.2 million), to additional paid-in capital. The intrinsic value is calculated at the date of issue as the difference between the conversion price of the preferred stock and the fair value of our common stock, into which the preferred stock is convertible, multiplied by the number of common shares into which the preferred stock is convertible, limited to the net proceeds received. As our series C preferred stock is convertible into common stock at the option of the holder, at the issuance date of the preferred stock the entire $14.2 million discount resulting from the allocation of proceeds to the beneficial conversion feature has been treated as a dividend and recognized as a return to the preferred stockholders for purposes of computing basic and diluted loss per share in the three months ended March 31, 2000.

Board Resolutions

     In February 2000 our stockholders approved an amendment to our 1998 Stock Plan increasing the number of shares of common stock available for issuance under the plan by 700,000 to 3,200,000.

     On February 1, 2000, our Board of Directors approved an amendment to our certificate of incorporation increasing the total number of shares authorized to 34,150,000 shares, 22,000,000 of which are common stock and 12,150,000 of which are preferred stock.

     On March 9, 2000, our board of directors approved, subject to stockholder approval, and effective upon the closing of our proposed initial public offering the following resolutions:

     - an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 120,000,000, and

     - an amendment to our 1998 Stock Plan providing non-employee directors with an annual grant of options to purchase 20,000 shares of common stock.

2000 Employee Stock Purchase Plan

     Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in April 2000 and is subject to shareholder approval. A total of 500,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan, plus annual increases equal to the lesser of (i) 1,000,000 shares, (ii) 1% of the outstanding shares on such date, or (iii) a lesser amount determined by our board of directors.

     Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the United States tax code, contains consecutive, overlapping 24-month offering periods. Each offering period includes four six month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before May 1, 2002.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a six month purchase period is 7,500 shares.

     Amounts deducted and accumulated by the participants are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 2000 Employee Stock Purchase Plan will terminate automatically in 2010, unless terminated earlier. The Board of Directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 Employee Stock Purchase Plan. Our Board of Directors has the exclusive authority to interpret and apply the provisions of the purchase plan.

PROSPECTUS

                                 Edgar comment

                                5,000,000 Shares
                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC
                               CIBC WORLD MARKETS
                           TUCKER ANTHONY CLEARY GULL
--------------------------------------------------------------------------------

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

Until              , 2000 (25 days after commencement of this offering), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is an addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Pain Therapeutics, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   19,800
NASD filing fee.............................................       8,000
Nasdaq National Market listing fee..........................      95,000
Printing and engraving costs................................     200,000
Legal fees and expenses.....................................     425,000
Accounting fees and expenses................................     300,000
Blue Sky fees and expenses..................................       1,500
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous expenses......................................      40,700
                                                              ----------
  Total.....................................................  $1,100,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, we have issued unregistered securities to a limited number of persons as described below:

Common Stock:

     (1) In June 1998, we sold 8,480,000 shares of our common stock at a price of $0.001 per share to a founder for $8,480.

     (2) In June 1998, we sold an aggregate of 20,000 shares of our common stock at a price of $0.001 per share to investors for an aggregate purchase price of $20.

     (3) In September 1998, we sold 100,000 shares of our common stock at a price of $0.10 per share to an investor for a purchase price of $10,000.

     (4) In September 1998, we sold an aggregate of 400,000 shares of our common stock at a price of $0.10 per share to investors for an aggregate purchase price of $40,000.

     (5) In April 1999, we sold 300,000 shares of our common stock to an investor at a price of $0.10 per share for a purchase price of $30,000.

     (6) In May 1999, we sold an aggregate of 144,000 shares of our common stock to investors at a price of $0.10 per share for an aggregate purchase price of $14,400.

     (7) In June 1999, we sold 1,000 shares of our common stock to a consultant at a price of $0.10 per share for a total value of $100.

     (8) In February 2000, we sold an aggregate of 245,000 shares of our common stock at a price of $0.20 per share for an aggregate purchase price of $49,000.

     (9) In March 2000, we sold an aggregate of 26,042 shares of common stock at a price of $0.10 per share for an aggregate purchase price of $2,604.20.

     (10)In March 2000, we sold an aggregate of 2,188 shares of common stock at a price of $0.20 per share for an aggregate purchase price of $437.60.

Preferred Stock:

     (1) In August 1998, we sold an aggregate of 1,100,000 shares of our series A convertible preferred stock to investors at a price of $1.00 per share for an aggregate purchase price of $1,100,000.

     (2) In October 1998, we sold an aggregate of 1,559,489 shares of our series A convertible preferred stock to investors at a price of $1.00 per share for an aggregate purchase price of $1,559,489.

     (3) In October 1999, we sold an aggregate of 4,846,320 shares of our series B redeemable convertible preferred stock to investors at a price of $1.85 per share for an aggregate purchase price of $8,956,692.

     (4) In November 1999, we sold an aggregate of 559,085 shares of our series B redeemable convertible preferred stock to investors at a price of $1.85 per share for an aggregate purchase price of $1,034,307.

     (5) In February 2000, we sold an aggregate of 3,044,018 shares of our series C redeemable convertible preferred stock to investors at a price of $5.00 per share for an aggregate purchase price of $15,220,090.

Stock Options and Stock Purchase Rights:

     (1) From inception through March 2000, we granted stock options and stock purchase rights to acquire an aggregate of 3,041,200 shares of our common stock at prices ranging from $0.10 to $2.00 per share to employees, consultants and directors pursuant to our 1998 Stock Plan.

     (2) From inception through March 2000, we issued an aggregate of 1,218,230 shares of our common stock to employees, consultants and directors pursuant to the exercise of stock options and stock purchase rights under our 1998 Stock Plan, for aggregate consideration of $146,541.80.

Warrants:

     (1) In June 1998, we issued a warrant to acquire 150,000 shares of our series A convertible preferred stock at an exercise price of $1.00 per share to an investor.

     (2) In August 1998, we issued a warrant to acquire 70,000 shares of our common stock at an exercise price of $1.00 per share to our landlord.

     (3) In February 2000, we issued a warrant to acquire 120,000 shares of our common stock at an exercise price of $5.00 per share to an investor.

     For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein. The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Pain Therapeutics, Inc. or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
 1.1*     Form of Underwriting Agreement
 3.1*     Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be in effect upon closing of this offering
 3.2*     Form of Bylaws of the Registrant to be in effect upon
          closing of this offering
 4.1*     Form of stock certificate
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1*     Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2+     License Agreement, dated May 5, 1998, between Registrant and
          Albert Einstein College of Medicine
10.3*     Research Agreement dated May 14, 1999 between the Registrant and KP Pharmaceutical Technology, Inc.
10.4*     Lease Agreement dated August 25, 1998 between the Registrant and Britannia Pointe Grand Limited Partnership
10.5*     1998 Stock Plan, as amended, and form of agreements
          thereunder between the Registrant and certain
          securityholders
10.6*     2000 Employee Stock Purchase Plan

EXHIBIT
NUMBER
-------
10.7*     Second Amended and Restated Investors' Rights Agreement
          dated as of February 1, 2000 between Registrant and the
          holders of its series B and series C redeemable convertible preferred stock
10.8*     Employment Agreement dated July 1, 1998 between the
          Registrant and Mr. Barbier
10.9*     Employment Offer Letter dated December 3, 1999 between the
          Registrant and Mr. Jennings
10.10*    Employment Offer Letter dated November 23, 1999 between the
          Registrant and Mr. Johnson
10.11*    Employment Offer Letter dated March 29, 1999 between the
          Registrant and Dr. Sherman
23.1      Consent of KPMG LLP, Independent Certified Public
          Accountants
23.2*     Consent of Counsel (see Exhibit 5.1)
24.1*     Power of Attorney (included on p. II-5 of the original
          filing)
27.1*     Financial Data Schedule
27.2*     Financial Data Schedule
27.3      Financial Data Schedule


-------------------------
 + Confidential treatment has been requested for certain portions of this agreement. The omitted portions will be separately filed with the Securities and Exchange Commission.

 * Previously filed.


     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 11th day of July, 2000.


                                      PAIN THERAPEUTICS, INC.

                                      By:          /s/ REMI BARBIER
                                         ---------------------------------------
                                                      Remi Barbier,
                                           President, Chief Executive Officer
                                         and Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----
              /s/ REMI BARBIER                 President, Chief Executive Officer and  July 11, 2000
---------------------------------------------    Chairman of the Board of Directors
                Remi Barbier                       (Principal Executive Officer)

            /s/ DAVID L. JOHNSON*                Vice President, Finance and Chief     July 11, 2000
---------------------------------------------  Financial Officer (Principal Financial
              David L. Johnson                        and Accounting Officer)

          /s/ GERT CASPRITZ, PH.D.*                           Director                 July 11, 2000
---------------------------------------------
            Gert Caspritz, Ph.D.

      /s/ NADAV FRIEDMANN, M.D., PH.D.*                       Director                 July 11, 2000
---------------------------------------------
        Nadav Friedmann, M.D., Ph.D.

       /s/ WILFRED R. KONNEKER, PH.D.*                        Director                 July 11, 2000
---------------------------------------------
         Wilfred R. Konneker, Ph.D.

          /s/ MICHAEL J. O'DONNELL*                           Director                 July 11, 2000
---------------------------------------------
            Michael J. O'Donnell

          /s/ SANFORD R. ROBERTSON*                           Director                 July 11, 2000
---------------------------------------------
            Sanford R. Robertson

            *By: /s/ REMI BARBIER                         Attorney-In-Fact             July 11, 2000
  ----------------------------------------
                Remi Barbier
              Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
 1.1*     Form of Underwriting Agreement
 3.1*     Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be in effect upon closing of this offering
 3.2*     Form of Bylaws of the Registrant to be in effect upon
          closing of this offering
 4.1*     Form of stock certificate
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1*     Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2+     License Agreement, dated May 5, 1998, between Registrant and
          Albert Einstein College of Medicine
10.3*     Research Agreement dated May 14, 1999 between the Registrant and KP Pharmaceutical Technology, Inc.
10.4*     Lease Agreement dated August 25, 1998 between the Registrant and Britannia Pointe Grand Limited Partnership
10.5*     1998 Stock Plan, as amended, and form of agreements
          thereunder between the Registrant and certain
          securityholders
10.6*     2000 Employee Stock Purchase Plan
10.7*     Second Amended and Restated Investors' Rights Agreement
          dated as of February 1, 2000 between Registrant and the
          holders of its series B and C redeemable convertible
          preferred stock
10.8*     Employment Agreement dated July 1, 1998 between the
          Registrant and Mr. Barbier
10.9*     Employment Offer Letter dated December 3, 1999 between the
          Registrant and Mr. Jennings
10.10*    Employment Offer Letter dated November 23, 1999 between the
          Registrant and Mr. Johnson
10.11*    Employment Offer Letter dated March 29, 1999 between the
          Registrant and Dr. Sherman
23.1      Consent of KPMG LLP, Independent Certified Public
          Accountants
23.2*     Consent of Counsel (see Exhibit 5.1)
24.1*     Power of Attorney (included on page II-5 of the original
          filing)
27.1*     Financial Data Schedule
27.2*     Financial Data Schedule
27.3      Financial Data Schedule


-------------------------
 + Confidential treatment has been requested for certain portions of this agreement. The omitted portions will be separately filed with the Securities and Exchange Commission.

 * Previously filed.